UNITED
STATES
SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Anika Therapeutics, Inc.
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REVISED PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 5, 2023

                , 2023

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Anika Therapeutics, Inc. to be held on                , 2023, at                , Eastern time. This year’s Annual Meeting will be a “virtual meeting” conducted via live audio webcast, consistent with our recent practice. Each holder of common stock as of 5:00 p.m., Eastern time, on the record date of                , 2023 will be able to participate in the Annual Meeting by accessing a live webcast at www.cesonlineservices.com/anik23_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/anik23_vm by                     , Eastern Time, on             , 2023. Stockholders will also be able to vote their shares and submit questions via the internet during the meeting by participating in the webcast.

During the Annual Meeting stockholders will be asked to elect two Class III Directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023. We will also be asking stockholders to approve, by an advisory vote, both our 2022 executive compensation as disclosed in the Proxy Statement for the Annual Meeting (a “say-on-pay” vote) and the frequency of future advisory votes on executive compensation. Each of these matters is important, and we urge you to vote in favor of the election of each of the Company’s director nominees, the ratification of the appointment of our independent auditor, the approval, on an advisory basis, of our 2022 executive compensation and the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.

Our 2022 Annual Report to stockholders, containing financial statements for the fiscal year ended December 31, 2022, as well as instructions on how to vote via proxy either by telephone, over the internet or by mail, is being provided together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. It is anticipated that this proxy statement and the accompanying proxy will be first sent or given to stockholders on or about                , 2023.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card, or by signing, marking, dating and returning your enclosed WHITE proxy card by mail in the postage-paid envelope provided. We appreciate your prompt attention.

The Board of Directors invites you to participate in the Annual Meeting. Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

Cheryl R. Blanchard, Ph.D.
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Anika Therapeutics, Inc., a Delaware corporation, or Anika, is soliciting proxies for use at Anika’s 2023 Annual Meeting of Stockholders being held on                ,                , 2023, at                , Eastern time, or the Annual Meeting. You are receiving the enclosed Proxy Statement because you were a holder of Anika’s common stock as of 5:00 p.m., Eastern time, on the record date of                , 2023, and therefore are entitled to vote at the Annual Meeting. You may participate in the Annual Meeting, including casting votes and asking questions, by accessing a live webcast at www.cesonlineservices.com/anik23_vm. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/anik23_vm by      , Eastern Time, on              , 2023. Online check-in to the Annual Meeting will begin at                , Eastern time, and stockholders are encouraged to allow ample time to log in to the meeting webcast and test their computer and audio system. There will be no physical location for the Annual Meeting.

At the Annual Meeting the following matters will be considered:

1.	Election of two Class III Directors;

2.	Ratification of appointment of Deloitte & Touche LLP as Anika’s independent auditor for 2023;

3.	Advisory “say-on-pay” vote on executive compensation; and

4.	Advisory “say-on-frequency” vote on the frequency of future advisory votes on executive compensation.

Each share of common stock is entitled to one vote for each director position and other proposal. In accordance with rules of the Securities and Exchange Commission, or SEC, we are mailing printed copies to the stockholders of the proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card, or by signing, marking, dating and returning your enclosed WHITE proxy card by mail in the postage-paid envelope provided.

Caligan Partners LP, or Caligan, has nominated two individuals for election as directors at the Annual Meeting in opposition of the nominees recommended by our Board of Directors. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT SIGN ANY BLUE PROXY CARDS SENT TO YOU BY CALIGAN. IF YOU HAVE PREVIOUSLY SIGNED A BLUE PROXY CARD SENT TO YOU BY CALIGAN, YOU CAN REVOKE IT AND VOTE FOR YOUR BOARD OF DIRECTORS’ NOMINEES AND IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS ON THE OTHER MATTERS TO BE VOTED ON AT THE ANNUAL MEETING BY SUBMITTING A LATER-DATED PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD, OR BY SIGNING, MARKING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

If you have any questions about these proxy materials or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

Anika will maintain a list of stockholders of record as of the record date at Anika’s corporate headquarters for a period beginning ten days prior to the Annual Meeting.

By Order of the Board of Directors,

David B. Colleran
Executive Vice President, General Counsel and Secretary

Bedford, Massachusetts
, 2023

32 Wiggins Avenue

Bedford, Massachusetts 01730

Proxy Statement dated                , 2023

2023 Annual Meeting of Stockholders

Anika Therapeutics, Inc., a Delaware corporation, is furnishing this Proxy Statement and the related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2023 Annual Meeting of Stockholders and any postponements or adjournments thereof. Anika Therapeutics, Inc. is providing these materials to the holders of record of its common stock as of the close of business on                , 2023 and is first making available or mailing the materials on or about                , 2023.

The Annual Meeting is scheduled to be held as follows:

Date:	, , 2023

Time:	, Eastern time

Meeting Webcast Address:	www.cesonlineservices.com/anik23_vm

Your vote is important.

Please see the detailed information that follows.

Questions and Answers about the Annual Meeting	80
Other Matters	85
Solicitation Expenses	86
Stockholder Proposals; Director Nominations; Universal Proxy Rules	87
Cautionary Note Regarding Forward Looking Statements	88
Householding	89
Annex A	A-1

References in this Proxy Statement to “Anika,” “we,” “us,” “our,” “our company” and similar references refer to Anika Therapeutics, Inc. and its subsidiaries, unless the context requires otherwise.

Various trademarks of Anika Therapeutics, Inc. and its subsidiaries appear in this Proxy Statement. For convenience, these trademarks appear without ® and ™ symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks. This document may also contain trademarks and trade names that are the property of other companies, including certain trademarks licensed to us. The use of third-party trademarks does not constitute an endorsement or imply a relationship or other affiliation.

This Proxy Statement includes certain references to documents available on our website at https://ir.anika.com/governance-documents. The information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

2023 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	, Eastern time, on , 2023

Meeting Webcast Address	www.cesonlineservices.com/anik23_vm

Record Date	, Eastern time, on , 2023

Voting	Stockholders will be entitled to one vote at the Annual Meeting for each outstanding share of common stock they hold of record as of the record date

Outstanding Common Stock	[# of shares outstanding as of the record date]

Annual Meeting Agenda

Proposal	Board Recommendation
1 Election of two Class III Directors	FOR each Company nominee

2 Ratification of independent auditor for 2023	FOR

3 Advisory “say-on-pay” vote	FOR

4 Advisory vote on the frequency of future advisory votes on executive compensation	FOR “One Year”

How to Vote Prior to the Annual Meeting

By mailing your WHITE proxy card	By telephone	By Internet

Mark, sign and date your WHITE proxy card and return it by mail in the postage-paid envelope provided	Using a touch-tone telephone dial the toll-free number listed on your enclosed WHITE proxy card and follow the instructions to vote	Visit the website listed on your enclosed WHITE proxy card and follow the instructions to vote

If you have any questions about these proxy materials or need assistance in voting your shares,

please contact our proxy solicitor, Innisfree M&A Incorporated.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

Proposal 1: Election of Two Class III Directors

John B. Henneman, III and Susan L. N. Vogt serve as Class III Directors, with terms of office expiring at this year’s Annual Meeting. Mr. Henneman and Ms. Vogt are the Board of Director’s nominees for election to the Board of Directors, or the Board, at the Annual Meeting. Each Class III Director will be elected to hold office until the 2026 Annual Meeting and until their successors are duly elected and qualified.

Director Nominees	Age	Director Since	Occupation	Experience / Qualifications	Independent	Board Roles

John B. Henneman, III	61	2020	Former Senior Executive, including Chief Financial Officer, at Integra LifeSciences Holdings Corp. and Former Executive Vice President and Chief Financial Officer at NewLink Genetics Corporation	• Executive Leadership • Industry Experience • Finance/Accounting • Mergers and Acquisitions	Yes	Compensation Committee Chair and Member of Governance and Nominating Committee

Susan L. N. Vogt	69	2018	Former Senior Executive, including Chief Executive Officer, at Aushon Biosystems, Inc., SeraCare Life Sciences, Inc., and Millipore Corporation	• Executive Leadership • Industry Experience • Finance/Accounting • Operations	Yes	Governance and Nominating Committee Chair and Member of Audit Committee

Board Recommendation:	The Board of Directors recommends a vote “FOR” the re-election of each of Mr. Henneman and Ms. Vogt on the enclosed WHITE proxy card.

Vote Required for Approval:

Our bylaws provide that in a contested election of directors, a plurality of the votes cast is sufficient to elect a director, meaning that the two nominees receiving the highest number of “FOR” votes will be elected. Shares voting “WITHHELD” have no effect on the outcome of this matter. Broker non-votes will have no effect in determining which nominee receives a plurality of the votes cast.

In the event that Caligan withdraws its nominees, abandons its solicitation or fails to comply with universal proxy rules, any votes cast in favor of Caligan’s nominees will be disregarded and not be counted.

In the event that the election is no longer a contested election, the vote required to elect a director will be a majority standard under our Majority Voting in Uncontested Director Elections Policy. Under the policy, if a director receives a greater number of votes “AGAINST” than “FOR” his or her election, the director must promptly offer to resign, which resignation will be considered by the Governance and Nominating Committee. Please see the section captioned “Majority Voting in Uncontested Director Elections Policy” for more details on this policy and its impact on the election of director nominees.

Board Representation

DIVERSITY	INDEPENDENCE	TENURE
4 of our 7 continuing directors and director nominees voluntarily self-identify as having a diverse identity (gender, race/ethnicity, or LGBTQ+).	6 of our 7 continuing directors and director nominees qualify as independent under NASDAQ standards and SEC regulations.	The tenure of our continuing directors and director nominees (average 5.2 years) reflects a balance between experience and fresh perspectives.

Director Skills and Diversity

The Board of Directors is committed to maintaining a diverse and inclusive membership with varying experience, characteristics, and expertise that complement our business strategy. The matrices below provide a summary of certain key skills, experience, and diversity disclosures of our continuing directors and director nominees. Our directors, individually and as a group, possess a wide range of skills and experiences that are highly relevant as we transform our company, expand our business into new treatment areas and develop, manufacture, and launch new products. Our directors are strategic thinkers with high expectations for our performance and are attuned to the value and importance of diversity in all of its forms and the demands of proper Board oversight and good governance practices.

Board of Directors Skills Matrix

Skills and Experience	Blanchard	Conley	Henneman	Larsen	Richard	Thompson	Vogt
CEO/CFO Experience	•	•	•	•	•	•	•
Medical Devices/Pharmaceutical	•	•	•	•	•	•	•
Manufacturing	•	•		•		•	•
R&D/Innovation	•	•		•		•	•
Regulatory	•	•	•	•		•	•
Financial Oversight/Accounting		•	•	•	•		•
Human Capital Management	•	•	•	•	•	•	•
Commercialization/Marketing	•	•			•	•	•
Public Company Governance/Corporate Responsibility	•	•	•	•	•	•	•
M&A/Business Development	•	•	•	•		•
International/Global Business	•	•	•	•	•	•	•
Other Public Company Experience	•	•	•	•	•	•	•

Board of Directors Diversity Matrix

The below board diversity matrix reports self-identified diversity statistics for the board of directors.

Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4

Part II: Demographic Background

African American or Black		1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	3	3

Two or More Races or Ethnicities

LGBTQ+

Persons with Disabilities

Visible Minorities

Indigenous Peoples

Did Not Disclose Demographic Background

Additional Board Governance Practices

Elections:	Voting Standard	Majority (1)
	Resignation Policy	Yes
	Mandatory Retirement Age or Tenure	No

Chair:	Separate Chair of the Board and Chief Executive Officer	Yes
	Independent Chair of the Board	Yes
	Robust Responsibilities and Duties Assigned to Independent Chair	Yes

Meetings:	Number of Board Meetings Held in 2022	7
	Each of the Directors Attended all of the Board Meetings in 2022	Yes
	Independent Directors Meet without Management Present	Yes
	Number of Standing Committee Meetings Held in 2022	13
	Each of the Members Attended at least 75% of the Committee Meetings in 2022	Yes

Director Status:	All Directors in Compliance with our Overboarding Guidelines	Yes
	Material Related-Party Transactions with Directors	None
	Standing Board Committee Membership Independence	100%
	Board Oversight of Company Strategy and Risk	Yes
	All Directors in Compliance with Hedging and Pledging Prohibitions	Yes
	All Directors in Compliance with Stock Ownership Guidelines	Yes

Stockholder Rights:	Dual Class Common Stock	No
	Poison Pill	No
	Cumulative Voting	No

(1)	Plurality carve out for contested elections

Proposal 2: Ratification of Independent Auditor for 2023

The Audit Committee has approved the retention of Deloitte & Touche LLP as our independent auditor with respect to our consolidated financial statements as of, and for the year ending, December 31, 2023.

Board Recommendation:	The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as our independent auditor for 2023 on the enclosed WHITE proxy card.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions will not count as votes cast and will have no effect on the vote. To the extent that a beneficial holder is forwarded proxy materials from Caligan, this proposal will not be considered routine and therefore, brokers are not able to issue discretionary votes on this proposal. Broker non-votes, if any, will not count as votes cast and will have no effect on the vote.

Proposal 3: Advisory “Say-on-Pay” Vote

The overall objective of our executive compensation policy is to attract and retain highly qualified executive officers and to incentivize them to provide superior performance for the benefit of our company and stockholders.

2022 Executive Total Compensation Mix

The charts below show the annual total direct compensation (actual base salary, grant date fair value of equity incentive compensation granted in 2022, and actual cash bonuses received for the 2022 fiscal year) for our Chief Executive Officer and our other current named executive officers, or NEOs, for 2022. Of total direct compensation, approximately 88% of our Chief Executive Officer’s compensation, and on average approximately 72% of our current other NEOs’ compensation, was variable, either because it was subject to performance goals, the fluctuations of our stock price, or both. The figures below exclude Messrs. Finnerty and Loerop as a result of their retirement and resignation, respectively, in early 2022.

Compensation Element	Description	Objectives
Base salary	• Fixed cash compensation	• Provide appropriate level of fixed compensation based on role, responsibility, performance and competitive market practices

Cash bonuses	• Annual cash award based on the performance of our company and the individual • Overall cash bonus capped at 200% of the target payout	• Reward the achievement of financial results, organizational development, business and technical development, individual goals and contributions to building long-term stockholder value

Equity-based grants	• Grants of equity awards, including restricted stock unit awards and stock options, under our equity plan	• Align interests of our executive officers with those of our stockholders in terms of long-term value generation

	• Includes performance-based and time-vesting equity awards	• Provide executive officers with opportunity to be compensated based on meaningful and continued stock price appreciation over time

• Encourage employee retention through long-term value creation

Additional detailed information regarding our compensation philosophy and process and the compensation awarded to our named executive officers in 2022 is included in the Compensation Discussion and Analysis beginning on page 41, the Executive and Director Compensation Tables beginning on page 57, and other related disclosures throughout this Proxy Statement.

Board Recommendation:	The Board of Directors recommends a vote “FOR” the approval of NEO compensation for the 2022 fiscal year as set forth in this Proxy Statement on the enclosed WHITE proxy card.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. This vote is not binding on us, but will be given due consideration by the Compensation Committee and the Board.

Proposal 4: Advisory Frequency of Future “Say-on-Pay” Vote

In accordance with Section 14A of the Exchange Act, the company is providing stockholders with the opportunity to vote to determine whether the company should submit to stockholders a say-on-pay vote similar to Proposal 3 of this Proxy Statement every one, two or three years. Such a vote on the frequency of future say-on-pay votes is required to be submitted to stockholders of the company every six years.

Board Recommendation:	The Board of Directors recommends a vote to hold non-binding, advisory say-on-pay votes every “ONE YEAR” on the enclosed WHITE proxy card.

Vote Required for Approval:	Affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on this proposal. This vote is not binding on us, but will be given due consideration by the Compensation Committee and the Board.

Background of the Solicitation

The following chronology summarizes the key contacts between the company and Caligan. This summary does not purport to catalogue every conversation of or among members of the Board, the company’s management, the company’s advisors, or representatives of Caligan and their advisors relating to the solicitation.

On August 9, 2022, at Caligan’s request, Mark Namaroff, the company’s Vice President, Investor Relations, ESG, and Corporate Communications, spoke with David Johnson, a Caligan Managing Partner, regarding the company’s business and the company’s recent quarterly results.

On August 17, 2022, Mr. Namaroff had another conversation with Mr. Johnson regarding the company’s business and recent quarterly results.

On September 19, 2022, Michael Levitz, the company’s Executive Vice President, Chief Financial Officer and Treasurer, and Mr. Namaroff spoke with Mr. Johnson regarding the company’s business and long-term strategy.

On September 23, 2022, Caligan sent a non-public letter to the Board which summarized its thesis for value enhancement at the company. This thesis centered on (1) the monetization of the company’s J&J royalty payments; (2) eliminating the company’s Joint Preservation and Restoration product family; (3) engaging an investment banker to explore a potential sale of the company to financial sponsors; and (4) adding new directors to the Board. In the letter, Caligan also requested an in-person meeting with the company.

On September 25, 2022, David Colleran, the company’s Executive Vice President, General Counsel and Secretary, confirmed receipt of Caligan’s September 23 letter with Mr. Johnson. In response to Caligan’s request for an in-person meeting, Mr. Colleran proposed that the meeting could be scheduled for a date following the company’s “quiet period,” which would end when the company announced quarterly earnings in early November.

On September 26, 2022, Mr. Johnson responded to Mr. Colleran and indicated that Caligan did not want to wait until after the company’s earnings announcement to meet with the company. Mr. Johnson suggested that the parties enter into a limited duration confidentiality agreement with an appropriate standstill provision to facilitate discussions during the company’s “quiet period.”

On October 5, 2022, following negotiation between the parties, the company and Caligan entered into a limited duration confidentiality agreement with a standstill provision and a term ending on November 5, 2022, which term was subsequently amended to end on November 10, 2022.

On October 13, 2022, Cheryl R. Blanchard, Ph.D., the company’s President and Chief Executive Officer, Mr. Levitz and Mr. Namaroff had a meeting with Mr. Johnson. At this meeting, Mr. Johnson made a presentation to the company during which he outlined three actions that Caligan wanted the company to undertake: (1) reduce spending on the Joint Preservation and Restoration products; (2) pursue a royalty transaction on the J&J relationship; and (3) explore a “sale” or “going private” transaction. Also during this meeting, under the protection of the confidentiality agreement, the company discussed with Mr. Johnson the company’s positive Cingal Phase III study results, which the company subsequently publicly announced on November 1, 2022. Following this meeting, Caligan provided a copy of its presentation to the company.

On November 3, 2022, Dr. Blanchard, Mr. Levitz and Mr. Namaroff spoke with Mr. Johnson, and, under the protection of the confidentiality agreement, discussed the company’s financial results for its recently completed quarter. As part of these discussions, Mr. Johnson also requested an opportunity to talk with members of the Board.

On November 18, 2022, Dr. Blanchard, Mr. Levitz and Mr. Namaroff spoke with Mr. Johnson, and discussed the company’s financial results for its recently completed quarter. During this discussion, Mr. Johnson reiterated Caligan’s desire for the company to reduce spending on Joint Preservation and Restoration products, explore a sale or going private transaction and add new directors to the Board.

Also on November 18, 2022, Mr. Johnson requested that the company meet with a sell-side analyst who Mr. Johnson said covered some of the company’s competitors. Shortly thereafter, the company had a discussion with this analyst.

On December 20, 2022, Jeffrey S. Thompson, the Chair of the Board, Susan L. N. Vogt, the Chair of the Governance and Nominating Committee of the Board, Dr. Blanchard, Mr. Levitz and Mr. Namaroff had a meeting with Mr. Johnson. At this meeting, Mr. Johnson made a presentation to the company that reiterated Caligan’s desire for the company to: (1) reduce spending on Joint Preservation and Restoration products and return capital to shareholders; and (2) explore a sale or going private transaction. Additionally, Caligan urged the company to appoint a new director selected by Caligan, or Candidate A, to the Board of Directors. The company representatives stated that they would share the presentation with the entire Board and would be happy to consider Candidate A’s candidacy.

On December 21, 2022, Mr. Johnson provided Candidate A’s resume to the company.

On January 12, 2023, Mr. Thompson and Ms. Vogt met with Mr. Johnson to listen to Caligan’s perspectives and proposals. At this meeting, Caligan discussed Candidate A as a proposed director candidate for the company’s consideration.

On January 13, 2023, representatives of the company contacted Candidate A to schedule his interviews with Dr. Blanchard and other members of the Board.

On January 24, 2023, Dr. Blanchard interviewed Candidate A as a potential director candidate.

On January 30, 2023, Mr. Thompson interviewed Candidate A as a potential director candidate.

Also on January 30, 2023, Ms. Vogt interviewed Candidate A as a potential director candidate.

On February 8, 2023, Dr. Blanchard, Mr. Levitz and Mr. Namaroff spoke with Mr. Johnson who made the following three demands: (1) immediately add Candidate A to the Board; (2) create a capital allocation and strategy committee of the Board with Candidate A as a member or leader; and (3) initiate a $40 million stock repurchase. Mr. Johnson also indicated that if the Board did not agree to his demands Caligan would “go public” with its campaign against the company, stating that he wanted a response by February 15, 2023. Dr. Blanchard responded that she would share their conversation with the Board.

On February 9, 2023, Dr. Blanchard had a second discussion with Candidate A regarding his candidacy and issues relating thereto.

On February 14, 2023, representatives of the company contacted Mr. Johnson to schedule a follow-up meeting.

On February 16, 2023, Dr. Blanchard, Ms. Vogt, Mr. Levitz and Mr. Namaroff had a meeting with Mr. Johnson and informed him that the Board had discussed Caligan’s recent demands. Dr. Blanchard informed Mr. Johnson that the Board was planning to advance the on-going interview process with Candidate A and would schedule additional interviews for Candidate A to meet with other members of the Board. Dr. Blanchard also informed Mr. Johnson that in regards to Caligan’s demands that the company initiate a $40 million stock repurchase and form a “capital allocation and strategy committee,” these decisions would require a longer timeline for a response than the one week deadline stipulated by Mr. Johnson. Given the importance and consequence of these matters, the Board believed they needed a thorough evaluation including receiving input from the company’s financial and other advisors.

On February 21, 2023, Caligan issued a press release with an open letter to the Board, which included Caligan’s views that: (1) the company should exit the Joint Preservation and Restoration business and return capital to shareholders; (2) launch a strategic review process to sell the entire company; and (3) add new directors to the Board. Caligan also announced plans to nominate candidates to the Board at the company’s Annual Meeting.

On February 23, 2023, Caligan’s counsel requested from the company any forms, representations or questionnaires that may need to be completed by any director candidate nominated by a stockholder, which were provided by the company’s counsel.

On February 27, 2023, John B. Henneman, III, the Chair of the Compensation Committee of the Board, interviewed Candidate A as a potential director candidate.

On March 3, 2023, Caligan’s counsel delivered to the company a purported demand letter for copies of certain corporate records of the company related to certain prior strategic transactions and certain corporate disclosure matters, pursuant to Section 220 of the Delaware General Corporate Law, or the Demand Letter.

On March 10, 2023, the company’s counsel responded to Caligan’s Demand Letter, and denied access to the company’s books and records because the Demand Letter, among other things, did not state a proper purpose under Delaware law and constituted an improper fishing expedition for years-old information that is not relevant to understanding the company’s current strategy or the progress being made on the company’s key developmental programs, but simply seeks to advance its impending proxy contest.

On March 15, 2023, both Sheryl L. Conley, director of the Board, and Glenn R. Larsen, director of the Board, separately interviewed Candidate A as a potential director candidate.

On March 15, 2023, Caligan’s counsel delivered a nomination notice to the company, informing the company of Caligan’s nomination of two director candidates to the Board: Gary Peter Fischetti and James T. Hogan. This was the first time that Caligan had made the names of Mr. Fischetti and Mr. Hogan known to the company, and Caligan did not nominate Candidate A, his originally selected director candidate, who the company was continuing to interview.

On March 21, 2023, Stephen O. Richard, Chair of the Audit Committee of the Board, interviewed Candidate A as a potential director candidate.

On March 27, 2023, the company filed its preliminary Proxy Statement with the SEC.

Also on March 27, 2023, the company announced the filing of its preliminary proxy statement and Caligan’s nomination of two director candidates for election to the Board.

On March 29, 2023, Caligan’s counsel delivered to the company a purported demand letter to inspect a list of the company’s stockholders and related documents, pursuant to Section 220 of the Delaware General Corporate Law, or the Stockholder List Demand Letter.

Also on March 29, 2023, a second law firm representing Caligan delivered to the company a purported supplemental demand letter for copies of certain corporate records of the company related to certain prior strategic transactions and certain corporate disclosure matters, pursuant to Section 220 of the Delaware General Corporate Law, or the Second Demand Letter.

On March 30, 2023, Caligan filed its preliminary proxy statement.

On April 5, 2023, the company’s counsel responded to Caligan’s Second Demand Letter, and denied access to the company’s books and records because the Second Demand Letter, like the substantially similar March 3, 2023 demand letter, seeks to advance Caligan’s impending proxy contest and does not state a proper purpose under Delaware law, constitutes an improper fishing expedition for years-old information that is not relevant to understanding the company’s current strategy, and reflects mere disagreement with the Board’s decision-making that is insufficient under Delaware law to support a valid request under Section 220.

Also on April 5, 2023, the company’s counsel responded to Caligan’s Stockholder List Demand Letter, and denied access to the company’s books and records unless and until Caligan cures certain deficiencies in the Stockholder List Demand Letter, including that the Stockholder List Demand Letter stated a vague and overly broad purpose that is not proper under Delaware law and did not comply with proxy rules.

On April 5, 2023, the company filed this Revised Preliminary Proxy Statement with the SEC.

Proposal 1: Election of Directors

Our company is managed under the oversight of the Board of Directors, which is led by an independent chair. The directors utilize their deep experience in business and science, including biotech, pharmaceuticals, and medical devices, as well as their diverse backgrounds to provide management with guidance and oversight in delivering innovative products to meet the needs of clinicians and the patients that they treat, and in executing on our strategy for long-term value creation.

The Board sets high standards for management and employees tied to our core values of principled and ethical behavior, and the Board applies those same standards to itself, undertaking regular and rigorous reviews of each committee’s and each director’s performance, both collectively and individually. This is evidenced in our ongoing approach to Board refreshment, having added three of our current seven directors in the past three years. The current mix of longer serving and recently added directors provides an appropriate balance of perspectives as the Board holds management accountable for delivering long-term value and keeping the interests of our stockholders and stakeholders, including clinicians and their patients, employees and business partners, at the center of our priorities.

The Board is currently comprised of seven directors and is divided into three classes: Class I, Class II and Class III. Each class of directors serves for a three-year term, with one class of directors being elected by our stockholders at each annual meeting. John B. Henneman, III and Susan L. N. Vogt serve as Class III Directors, with terms of office expiring at the Annual Meeting. Sheryl L. Conley, Stephen O. Richard and Jeffery S. Thompson serve as Class I Directors, with terms of office expiring at the 2024 Annual Meeting. Cheryl R. Blanchard, Ph.D. and Glenn R. Larsen, Ph.D. serve as Class II Directors, with terms of office expiring at the 2025 Annual Meeting.

Mr. Henneman and Ms. Vogt are the Board’s nominees for election as Class III Directors at the Annual Meeting. Each Class III Director will be elected to hold office until the 2026 Annual Meeting and until a successor is duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote, as permitted by our bylaws, to elect Mr. Henneman and Ms. Vogt as Class III Directors. The Board has no reason to believe that either Mr. Henneman or Ms. Vogt will be unable or unwilling to serve if elected.

There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

As you may be aware, Caligan has nominated two individuals for election as directors at the Annual Meeting in opposition of the nominees recommended by the Board. We do not endorse the election of any of Caligan’s nominees as directors.

Stockholders cannot vote “FOR” more than two (2) director nominees at the Annual Meeting. If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted “FOR” the election of Mr. Henneman and Ms. Vogt. If you are a registered holder and you vote “FOR” more than two (2) nominees on your WHITE proxy card, your votes will be invalid and will not be counted.

Vote Required

Because of the expected contested nature of the election at the Annual Meeting, the election of a director requires a plurality of the votes cast, meaning that the two nominees receiving the highest number of “FOR” votes will be elected. Shares voting “WITHHELD” have no effect on the outcome of this matter. Broker non-votes are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares, and thus will have no effect in determining which nominee receives a plurality of the votes cast.

In the event that Caligan withdraws its nominees, abandons its solicitation or fails to comply with universal proxy rules, any votes cast in favor of Caligan’s nominees will be disregarded and not be counted.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOHN B. HENNEMAN, III AND SUSAN L. N. VOGT, THE COMPANY’S DIRECTOR NOMINEES, ON THE ENCLOSED WHITE PROXY CARD.

Information Regarding Directors

The following table sets forth the name of our current directors and includes the nominees for re-election as directors at the Annual Meeting, together with their ages (as of the record date) and the years in which they became a director.

Director Name	Age	Director Since	Term Expires
Class I Directors
Sheryl L. Conley	62	2021	2024
Stephen O. Richard	60	2020	2024
Jeffery S. Thompson	57	2011	2024
Class II Directors
Cheryl R. Blanchard Ph.D.	58	2018	2025
Glenn R. Larsen, Ph.D.	67	2015	2025
Class III Directors
John B. Henneman, III	61	2020	2023
Susan L. N. Vogt	69	2018	2023

Annex A sets forth information relating to our directors, nominees for directors named in this proxy statement and certain of our officers and employees who are considered “participants” in our solicitation under SEC rules by reason of their position as directors of Anika, as nominees for directors or because they may be soliciting proxies on our behalf.

Cheryl R. Blanchard, Ph.D.
Anika Board Service: • Director since August 2018

PRESIDENT and CHIEF EXECUTIVE OFFICER	Age: 58

Professional Experience

•	President and Chief Executive Officer of Anika since April 2020, and Interim Chief Executive Officer of Anika from February 2020 through April 2020

•	Principal at Blanchard Consulting, LLC, a provider of scientific, regulatory, and business strategy consulting services to medical device companies and private equity clients, from 2012 - 2020

•

President and Chief Executive Officer of Microchips Biotech, Inc., a venture-backed biotechnology company developing regenerative medicine and drug delivery products, from 2014 until its sale to Daré Bioscience, Inc. in November 2019

•

Various offices, including Senior Vice President, Chief Scientific Officer, and general manager of Zimmer Biologics, of Zimmer, Inc., a medical device company focused on musculoskeletal products, from 2000 to 2012

Other Current Public Company Board Service

•	Daré Bioscience, Inc. (NASDAQ: DARE), a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s health, from November 2019 – present

•

Vigil Neuroscience, Inc. (NASDAQ: VIGL), a clinical-stage biotechnology company that went public in January 2022, committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, from December 2020 – present

Former Recent Public Company Board Service

•	Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on products for psychiatric disorders, from February 2019 to June 2020

•	SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, from June 2015 – May 2019

Education

•	Ph.D. and M.S. in Materials Science and Engineering from the University of Texas-Austin

•	B.S. in Ceramic Engineering from Alfred University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, Manufacturing Experience, R&D/Innovation Experience, Regulatory Expertise, Commercialization/ Marketing Expertise, International/Global Business Experience and M&A/Business Development Expertise – acquired over her career in positions of leadership at multiple companies in the life science industry, where she gained extensive experience in business development, developing and commercializing products, including building from scratch a high-growth $100 million-plus regenerative medicine business while at Zimmer, and regenerative medicine and drug delivery products while at multiple companies in the life science industry.

•

Public Company Governance/Corporate Responsibility Expertise – obtained through her experience serving on boards of directors, including publicly held medical technology and biopharmaceutical companies

•	Dr. Blanchard also brings Human Capital Management Expertise to the Board

Sheryl L. Conley
Anika Board Service: • Director since October 2021 • Committees: • Audit • Compensation

INDEPENDENT	Age: 62

Professional Experience

•	President and Board Member of AcceLINX, Inc., a musculoskeletal health business accelerator, from March 2017 – December 2022

•	President and Chief Executive Officer of OrthoWorx, Inc., a community-based initiative that works strategically and collaboratively with the orthopedic industry, from September 2012 to May 2017

•

Various management roles (1983-2008) at Zimmer, Inc., a medical device company focused on musculoskeletal products, including Group President, Americas and Global Brand Management, and Chief Marketing Officer from December 2005 to May 2008

Other Public Company Board Service

•	Neuronetics, Inc. (NASDAQ: STIM), a medical technology company focused on transforming patient lives with the best neurohealth therapies in the world, from October 2019 – present

•	Surgalign Holdings, Inc. (NASDAQ: SRGA), a global medical technology company focused on elevating the standard of care by driving the evolution of digital surgery, from May 2021 – present

Education

•	M.B.A. from Ball State University

•	B.S. in Biology and Chemistry from Ball State University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Expertise, Commercialization/Marketing Expertise, M&A/Business Development Expertise, Financial Oversight/Accounting Expertise, Regulatory Expertise, and International/Global Business Experience – gained during more than 35 years in the orthopedic medical device and healthcare industries, including her significant executive leadership experience running full profit-and-loss business segments, global brand management, marketing, sales, product development, operations, and in global medical device development and commercialization

•	Manufacturing Expertise - developed while at Zimmer, where she held roles with responsibility for oversight of business divisions that included manufacturing segments

•

Public Company Governance/Corporate Responsibility Expertise – obtained through her corporate section 16 roles at Zimmer, an NYSE public company, in addition to her experience serving on boards of directors, including boards of publicly held medical technology companies

•	Ms. Conley also brings Human Capital Management Expertise to the Board through her multiple and globally expansive executive leadership roles

John B. Henneman, III
Anika Board Service: • Director since September 2020 • Committees: • Compensation (Chair) • Governance and Nominating

INDEPENDENT	Age: 61

Professional Experience

•

Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation, a public biotechnology company, from October 2014 to July 2018 and Chief Administrative Officer of NewLink from July 2018 through his retirement in November 2018

•

Various offices of Integra LifeSciences Holdings Corp., a medical devices company, from 1998 to 2014, including Chief Financial Officer from 2007 to 2014 and earlier as General Counsel and Chief Administrative Officer

Other Public Company Board Service

•	Aprea Therapeutics Inc. (NASDAQ: APRE), a biotechnology company focused on novel cancer therapeutics, from August 2019 – present (lead independent director from September 2020 - present)

•	R1 RCM, Inc. (NASDAQ: RCM), a provider of revenue cycle management services to healthcare providers, from February 2016 – present (lead independent director from February 2022 - present)

•	SeaSpine Holdings Corporation (NASDAQ: SPNE), a spinal implant and orthobiologics company, from July 2015 through completion of the merger and acquisition by Orthofix Medical Inc. in January 2023

•	Orthofix Medical, Inc. (NASDAQ: OFIX), a leading global spine and orthopedics company, from January 2023 – present

Education

•	J.D. from University of Michigan Law School

•	A.B. in Politics from Princeton University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience and M&A/Business Development Expertise- developed during his more than 25 years of senior management experience in the medical technology and biotechnology industries, including his roles at Prettybrook Partners and SparkMed Advisors, as well as at Integra, where he led or executed more than 40 acquisitions and alliances, and raised more than $1 billion in debt and equity financing

•

Financial Oversight/Accounting Expertise – acquired while serving as Executive Vice President and Chief Financial Officer of NewLink Genetics and as Chief Financial Officer of Integra LifeSciences Holdings, positions in which he was responsible for overseeing all the financial aspects of the company’s operations

•

Human Capital Management Expertise and Regulatory Expertise – gained in his role as General Counsel at Integra and his multiple roles as CFO, especially at Integra, where while serving in that role, he had the additional responsibility, at various times, for the company’s regulatory affairs and human resources functions

•	Public Company Governance/Corporate Responsibility Expertise – obtained through his significant experience serving on boards of directors, including boards of publicly held life science companies

•	Mr. Henneman also brings International/Global Business Experience to the Board

Glenn R. Larsen, Ph.D.
Anika Board Service: • Director since February 2015 • Committees: • Compensation • Governance and Nominating

INDEPENDENT	Age: 67

Professional Experience

•

Chairman, President, Chief Executive Officer and cofounder of Aquinnah Pharmaceuticals, Inc., a pharmaceutical company focused on the development of treatments for ALS, Alzheimer’s and other neurodegenerative diseases, from February 2014 - present

•

Chairman, President, and Chief Executive Officer of 180 Therapeutics L.P., a clinical stage musculoskeletal drug development company, from 2013 until its merger with NASDAQ-listed 180 LifeSciences in 2020

•	Chief Scientific Officer and Executive Vice President of Research and Development of SpringLeaf Therapeutics, Inc., a producer of combination drug delivery devices, from 2010 to 2013

•

Chief Operating Officer, Executive Vice President of Research and Development and director of Hydra Biosciences, Inc., a biopharmaceutical company focused on developing pain therapeutic drugs, from 2003 to 2010

•

Series of drug discovery and development leadership positions, including Global Development Board and Vice President Musculoskeletal Sciences, at Wyeth (now Pfizer)/Genetics Institute, where he directed Wyeth’s second-largest therapeutic area with responsibility for Enbrel, an anti-TNF therapeutic for arthritic pain with multi-billion dollar annual sales, and the development of Infuse Bone Graft, the 1st regenerative biologic medicine approved for numerous orthopedic bone regeneration indications

Education

•	Ph.D. in Biochemistry from Stony Brook University

•	P.M.D. from Harvard University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Expertise, M&A/Business Development Expertise, Regulatory Expertise, and International/Global Business Experience – acquired during his extensive background in management, product development and business development at multiple companies in the life science industry as well as significant experience in innovative research and product development and commercial development, including leading groups that advanced 15 drugs to clinical development; resulting in 5 commercial approvals

•	Public Company Governance/Corporate Responsibility – obtained through his service on the Company’s board

•	Mr. Larsen also brings Manufacturing, Financial Oversight/Accounting and Human Capital Management Expertise to the Board

Stephen O. Richard
Anika Board Service: • Director since September 2020 • Committees: • Audit (Chair) (Financial Expert)

INDEPENDENT	Age: 60

Professional Experience

•	Senior Vice President, Chief Risk Officer from May 2019 – present and Chief Audit Executive from 2016 to present of Becton, Dickinson and Company, an $18 billion, global medical technology company

•

Various executive positions in the areas of finance, operations and business development of the National Basketball Association from 1998 – 2016, including Senior Vice President, Business Development and Global Operations of NBA Properties, Inc. from 2013 – 2016, Chief Financial Officer of NBA China from 2010 – 2013 and Interim Chief Executive Officer of NBA China from 2010 – 2011

•

Earlier in his career, Mr. Richard served as, among other positions, Regional Audit Director, U.S. Consumer Businesses at Citigroup Inc., District Manager, Financial Planning and Analysis at AT&T Corporation, and Senior Manager at Deloitte & Touche LLP

Education

•	M.B.A. in Finance from Columbia Business School.

•	B.S. in Accounting from Northeastern University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience and Commercialization/Marketing Expertise – acquired through his senior management roles at Becton, Dickinson and Company and the National Basketball Association

•

Public Company Governance/Corporate Responsibility Expertise and M&A/Business Development Expertise – gained as Chief Risk Officer of Becton, Dickinson and Company and Senior Vice President, Business Development and Global Operations of NBA Properties

•

Financial Oversight/Accounting Expertise and International/Global Business Experience - first gained through his education and further developed during his experience serving as Chief Risk Officer and Chief Audit Executive of Becton, Dickinson, Chief Financial Officer and interim Chief Executive Officer of NBA China, and Regional Audit Director, U.S. Consumer Businesses at Citigroup, as well as all prior professional positions and as the Chairman of the Committee on Governance, Risk and Compliance of Financial Executives International, an association of financial executives serving public and private companies

•	Mr. Richard also brings Human Capital Management Expertise to the Board

•	Mr. Richard is a Certified Public Accountant with an active license in the State of New Jersey

Jeffery S. Thompson
Anika Board Service: • Director since January 2011 • Chair of the Board

INDEPENDENT	Age: 57

Professional Experience

•

Partner with HealthEdge Investment Partners, LLC, or HealthEdge, a private equity firm providing strategic capital exclusively to the healthcare industry, where he sits on the investment team and serves as a director for numerous HealthEdge affiliated companies, including Legacy Xspire Holdings, LifeSync and Westone, from 2008 - present

•

Previously, Chairman, Chief Executive Officer and President of Advanced Bio-Technologies, Inc. and Enaltus LLC, both HealthEdge portfolio companies specializing in skincare solutions sold to consumers and direct to physicians from 2008 - 2017

•	Non-executive director of Sinclair Pharma, plc, a publicly traded international aesthetic dermatology company from September 2014 until its acquisition by China Grand in November 2018

•

Director and Chief Operating Officer of Stiefel Laboratories, Inc., an independent pharmaceutical company with wholly owned global operations specializing in dermatology in 100 plus markets, and President of Glades Pharmaceuticals, both of which were sold to GlaxoSmithKline in 2008

•	Earlier in his career, Mr. Thompson held sales and business management positions at Bausch & Lomb Pharmaceuticals and SmithKline Beecham

Education

•	B.S. in General Science from University of Pittsburgh

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, Manufacturing Expertise, R&D/Innovation Expertise, Regulatory Expertise and Commercialization/Marketing Expertise - gained over his extensive career in leadership roles, including as CEO, at multiple life science and healthcare services companies

•	M&A/Business Development Expertise – acquired during more than a decade spent advising HealthEdge portfolio and other life sciences companies on business development strategies and transactions

•

Public Company Governance/Corporate Responsibility Expertise – developed during his extensive experience serving on boards of directors of numerous life science, biotechnology, and healthcare services companies including Sinclair Pharma and Stiefel Laboratories

•	Mr. Thompson also brings Human Capital Management Expertise and International Global/Business Experience to the Board

Susan L. N. Vogt
Anika Board Service: • Director since October 2018 • Committees: • Audit (Financial Expert) • Governance and Nominating (Chair)

INDEPENDENT	Age: 69

Professional Experience

•	Chief Executive Officer and President of Aushon Biosystems, Inc., a developer of a multiplex immunoassay platform, from 2013 until its acquisition in January 2018

•

Chief Executive Officer, President, and a director of SeraCare Life Sciences, Inc., a NASDAQ-listed life sciences developer of products facilitating human diagnostics and therapeutics, from 2006 to 2011

•	Former director of Andor Technology (LSE:AND) from 2010 to 2013

•

From 1981 to 2005, various management and officer positions at Millipore Corporation (now part of MilliporeSigma, the life science business of Merck KGaA), an NYSE-listed developer of technologies for life science research, drug development and manufacturing for the biotechnology and pharmaceutical industries, including, among other leadership roles, President of the Biopharmaceutical Division, Vice President and General Manager of the Laboratory Water Division, Vice President and General Manager of the Analytical Products Division

Other Public Company Board Service

•

Sharps Compliance, Inc. (NASDAQ: SMED) a leading full-service national provider of comprehensive waste management services, including medical, pharmaceutical, and hazardous waste, from October 2019 through completion of the merger and acquisition by an affiliate of Aurora Capital Partners, a private equity firm, in August 2022

•	Charlotte’s Web Holdings, Inc. (TSX: CWEB) a leading provider of CBD wellness products, from September 2020 - present

Education

•	M.B.A. from Boston University, concentration in Finance

•	A.B. in Art History from Brown University

Relevant Skills

•

Medical Devices/Pharmaceutical Experience, R&D/Innovation Experience, Manufacturing Experience and Commercialization/Marketing Expertise – gained through her more than thirty-five years of experience in the global life science research, pharmaceutical, biotech and clinical diagnostics industries, including senior roles at MilliporeSigma, SeraCare Life Sciences and Aushon Biosystems and her proven record of driving operational efficiency and productivity, successfully scaling commercial operations, enhancing profitability by streamlining, restructuring and consolidating operations, and delivering sustained revenue and cash flow growth at multiple companies

•	Financial Oversight/Accounting Expertise – as a result of her education, financial-based roles during her career and serving on audit committees of several companies

•	Public Company Governance/Corporate Responsibility Expertise – obtained through her significant experience in serving on the boards of directors of other public companies

•	Ms. Vogt also brings Regulatory Expertise, Human Capital Management Expertise, and International/Global Business Experience to the Board

Governance

Corporate Governance and Board Matters

The Board of Directors annually reviews the independence of all non-employee directors. In April 2020, the Board established categorical standards consistent with the corporate governance standards of NASDAQ to assist the Board in making determinations of the independence of Board members. A copy of our Standards for Director Independence, which was adopted by the Board in April 2020, is available on the investor relations portion of our website at https://ir.anika.com/governance-documents. These categorical standards require that, to be independent, a director may not have a material relationship with our company. Even if a director meets all categorical standards for independence, the Board reviews other relationships with Anika in order to conclude that each independent director has no material relationship with Anika either directly or indirectly.

The Board has determined that each of the continuing directors and director nominees, other than our President and Chief Executive Officer, Cheryl R. Blanchard, Ph.D., is “independent” within the meaning of the director independence standards of NASDAQ and the SEC. The Board based these determinations primarily on a review of the responses of each director and director nominee to questions regarding employment and compensation history, affiliations, and family and other relationships, and on other relevant discussions with the directors and director nominees.

Independent directors meet regularly in executive sessions without management participation. The executive sessions generally occur in connection with regularly scheduled meetings of the Board and committees of the Board, and at other times the independent directors deem appropriate. The executive sessions are chaired either by the Chair of the Board or by the chair of the Board committee, as applicable.

The Board and its committees review matters related to our corporate governance annually at regularly scheduled meetings. The Board’s review process includes an evaluation of our bylaws, committee charters, diversity programs, corporate social and environmental responsibility initiatives, and other matters related to our governance. During this review, the Board assesses input from management and outside consultants to discern whether any actions should be taken on any of these topics. Furthermore, the Board conducts periodic evaluations that focus on the effectiveness of the Board as a whole and of its committees. Board members complete a detailed questionnaire that provides for quantitative rankings in key areas and seeks subjective comments in each of those areas. In addition, members of each Board committee complete a detailed questionnaire to evaluate how well their committee is operating and to make suggestions for improvement. The evaluation process is managed by the Chair of the Governance and Nominating Committee, with advice and assistance from outside counsel. Outside counsel may conduct separate, confidential interviews with some or all of the directors to follow-up on responses and comments reflected in the questionnaires to the extent it is determined helpful or necessary. An anonymized summary of the principal findings from the evaluation process is prepared by outside counsel and is used as the basis for self-assessment discussions by the Board and its committees.

The Board met 7 times during 2022. Each of the directors attended all of the Board meetings in 2022 during the director’s term.

Our annual meetings of stockholders are generally held to coincide with one of the Board’s regular quarterly meetings. Although we have no formal policy requiring attendance, directors are encouraged to attend annual meetings of stockholders and each of the then-serving or nominated directors attended the 2022 Annual Meeting.

The Board’s Leadership Structure

Jeffery S. Thompson has served as the Chair of the Board since September 2020. Separating the roles of Chair of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on the strategic management of our day-to-day business, while allowing the Chair of the Board to focus on leading the Board of Directors in its fundamental role of providing advice to, and independently overseeing, management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to the position in the current business environment, as well as the commitment required to serve as Chair of the Board, particularly as the Board’s oversight responsibilities continue to grow. The Board believes that having separate positions, with an independent, non-executive director serving as Chair of the Board, is the appropriate leadership structure for our company at this time and allows the Board to fulfill its role with appropriate independence.

The Board’s Role in Environmental, Social and Governance (ESG) Oversight

The Board of Directors believes that our company has a broad responsibility that takes into account the positive effect we seek to have on the people we employ, serve and support, and the environment and the communities where we live and work. The full Board has oversight of our Environmental, Social and Governance, or ESG, initiatives, which are the direct responsibility of a cross-functional group comprised of members of our senior management team under the leadership of our Vice President, Investor Relations, ESG and Corporate Communications. For additional detailed information regarding our ESG initiatives, please see the section captioned “Our Commitment to Corporate Social Responsibility – Focus on Environmental, Social and Governance (ESG)” below.

The Board’s Role in Risk Oversight

The role of the Board of Directors in our risk oversight process includes receiving reports from management and the Chairs of Board committees on areas of material risk to our company, including operational, financial, commercial, legal, regulatory, strategic, cyber-security and reputational risks. The Board has delegated primary responsibility to the Audit Committee to review these matters and discuss with management the process by which management assesses and manages our risk exposure, risk management, and risk mitigation strategies. The Audit Committee also works with other committees to assess areas of risk under the particular purview of those committees. When the Audit Committee receives a report from management or another committee, the Chair of the Audit Committee reviews the matter and then summarizes the review in a presentation to the full Board. This enables the Board and its committees to coordinate the risk oversight role to ensure that all directors receive all significant risk-related information. The Board also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions and through regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. In addition, as part of its charter, the Audit Committee discusses with management significant financial and operational risks and exposures, as well as the steps management has taken to minimize those risks.

Board Committees

The Board of Directors currently has three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Governance and Nominating Committee.

The membership of each standing committees was as follows as of            , 2023:

Director	Audit	Compensation	Governance and Nominating	Independent Under SEC Rules	Financial Expert Under SEC Rules

Sheryl L. Conley	✓	✓		✓

John B. Henneman III		Chair	✓	✓

Glenn R. Larsen, Ph.D.		✓	✓	✓

Stephen O. Richard	Chair			✓	✓

Jeffery S. Thompson(1)				✓

Susan L. N. Vogt	✓		Chair	✓	✓

(1)	Mr. Thompson serves as our Chair of the Board of Directors and does not serve on any standing committees.

The Board has adopted a written charter for each standing committee, each of which is reviewed yearly by that committee. You can find these charters on the investor relations portion of our website at https://ir.anika.com/board-committees.

Audit Committee

Role and Key Responsibilities

☑	Overseeing accounting and financial reporting processes

☑	Overseeing audits of our financial statements and internal controls

☑	Taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent registered public accounting firm

☑	Leading the review of our risk management processes and exposure to financial and operational risks, including cybersecurity

☑	Preparing an Audit Committee report, as required by the SEC, for inclusion in our annual Proxy Statement

☑	Selecting, retaining, overseeing, and, when appropriate, terminating our independent registered public accounting firm

☑	Conferring with the independent registered public accounting firm and reporting to the Board regarding the scope, method, and result of the audit of our books and records

☑	Reviewing and discussing proposed earnings press releases and financial information and guidance proposed to be provided to investors

☑	Establishing, overseeing and periodically reviewing procedures for complaints regarding accounting or auditing matters

☑	Establishing and monitoring a policy relative to non-audit services provided by the independent registered public accounting firm in order to ensure the firm’s independence

The Audit Committee held 4 meetings in 2022. Each of the members attended all of the Audit Committee meetings held in 2022 while the member served on the Audit Committee. The Audit Committee holds separate sessions of its meetings, outside the presence of management, with our independent auditor in conjunction with each regularly scheduled Audit Committee meeting in which the independent auditor participates. During 2022, the Audit Committee regularly met privately with our management and held executive sessions with only non-employee directors in attendance as appropriate. No director is eligible to serve on the Audit Committee if that director simultaneously serves on the audit committees of four or more other public companies.

The current members of the Audit Committee are Stephen O. Richard, who serves as Chair, Sheryl L. Conley, and Susan L. N. Vogt. The Board has determined that each member is independent, as defined for purposes of the SEC and NASDAQ, is financially literate, and has the requisite financial sophistication to serve on the Audit Committee. The Board has also determined that each of Mr. Richard and Ms. Vogt qualifies under SEC rules as an “audit committee financial expert,” which designation is an SEC disclosure requirement related to their experience and understanding of certain accounting and auditing matters. The designation does not impose upon either of the members any duties, obligations, or liabilities that are greater than those otherwise imposed on them as members of the Audit Committee and the Board.

Compensation Committee

Role and Key Responsibilities

☑	Managing our overall compensation philosophy, structure, policies, processes, procedures, and programs

☑	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers

☑	Reviewing the performance of and determining the compensation of the Chief Executive Officer

☑	Reviewing the performance of and determining, with the advice and assistance of the Chief Executive Officer, the compensation of our executive officers other than the Chief Executive Officer

☑	Annually reviewing and recommending to the Board of Directors compensation for non-employee directors

☑	Overseeing our overall compensation programs, including the granting of awards under our omnibus incentive plan

☑	Preparing a report on executive compensation for inclusion in our annual Proxy Statement

☑	Reviewing, discussing with management and any compensation consultant, and recommending the inclusion of disclosures under “Compensation Discussion and Analysis” in our Proxy Statement

☑

Periodically conducting a risk assessment to evaluate whether forms of pay encourage unnecessary or excessive risk taking and assisting the Audit Committee in assessing and managing potential risks created by our compensation practices, policies and programs

☑

Reviewing, approving, recommending to the Board for approval, and considering the results of stockholder advisory “say-on-pay” and “say-on-frequency” votes and reviewing and recommending to the Board whether to submit a stockholder advisory vote on certain acquisition-related compensation arrangements

☑

Appointing, retaining, compensating, terminating, and overseeing the work of any compensation consultant or other compensation advisor, as well as considering the independence of any compensation consultant or other compensation advisor

The Compensation Committee held 6 meetings in 2022. Each of the members attended at least 75% of the Compensation Committee meetings held in 2022 while the member served on the Compensation Committee. During 2022, the Compensation Committee regularly held executive sessions with only non-employee directors in attendance as appropriate, including when evaluating the performance of Dr. Cheryl R. Blanchard.

The current members of the Compensation Committee are John B. Henneman, III, who serves as Chair, Glenn R. Larsen, Ph.D., and Sheryl L. Conley. The Board has determined that each current member of the Compensation Committee is independent, as defined in the listing standards of NASDAQ.

Governance and Nominating Committee

Role and Key Responsibilities

☑	Recommending to the Board of Directors the criteria for Board and committee membership

☑	Identifying, evaluating, and recommending nominees to stand for election as directors at each Annual Meeting of Stockholders, including incumbent directors and candidates recommended by stockholders

☑	Developing succession plans for the Board, the Chief Executive Officer and other executives

☑	Coordinating performance evaluations of the Board and its standing committees

☑	Recommending to the Board assignments of directors to each Board committee and monitoring compliance with Board and committee membership criteria

☑	Overseeing and administering Board education programs

☑	Overseeing corporate governance affairs of the Board and our company

The Governance and Nominating Committee held 4 meetings in 2022. Each of the members attended all of the of the Governance and Nominating Committee meetings held in 2022 while the member served on the Governance and Nominating Committee. During 2022, the Governance and Nominating Committee regularly held executive sessions with only non-employee directors in attendance as appropriate. In 2022, the Governance and Nominating Committee focused on reviewing the skill set of the Board members as a whole to ensure that the Board represents a balanced skill set enabling appropriate Board oversight of our company in relation to our industry, strategic plan and stockholder alignment.

The current members of the Governance and Nominating Committee are Susan L. N. Vogt, who serves as Chair, John B. Henneman, III, and Glenn R. Larsen, Ph.D. The Board has determined that each current member of the Governance and Nominating Committee is independent, as defined in the listing standards of NASDAQ.

Board Membership Qualifications and Procedures

When considering candidates for director, the Governance and Nominating Committee takes into account a number of factors, including the following minimum qualifications: the nominee (a) shall have the highest personal and professional integrity, (b) shall have demonstrated exceptional ability and judgment, and (c) shall be most effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the stockholders. In addition, the Governance and Nominating Committee takes into consideration such other factors as it deems appropriate, including any direct and applicable experience in the biotechnology, pharmaceutical, medical device, and/or life sciences industries, or in the markets in which we operate. The Governance and Nominating Committee may also consider, among other things, the skills of the candidate, his or her availability, the candidate’s depth and breadth of experience or other background characteristics, and his or her independence.

In addition to the considerations above, the Board strongly believes that diversity is an important component of a successful and effective board of directors and good corporate governance, including diversity of background, skills, experience, gender, race, and ethnicity. The Governance and Nominating Committee, guided by its charter, assesses and considers the diversity of the Board prior to nominating candidates and seeks to identify director candidates who will enhance the Board’s overall diversity. The Governance and Nominating Committee and the Board select candidates on the basis of qualifications and experience without discriminating on the basis of race, color, national origin, gender, sex, sexual preference, or religion. Accordingly, it is the practice of the Governance and Nominating Committee to include, and we request that the search firms we engage include, candidates with diversity in gender and demographic backgrounds in any pool from which the Governance and Nominating Committee selects director candidates. We believe that our current Board members collectively reflect a broad range of knowledge, expertise, and experience in the disciplines that impact our business.

Our bylaws include a procedure that stockholders must follow to nominate a person for election as a director at an annual meeting of stockholders. The bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the bylaws, be mailed to the Governance and Nominating Committee in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. A copy of our bylaws can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents. The Governance and Nominating Committee will consider director nominees recommended by stockholders in accordance with the Anika Therapeutics, Inc. Policy and Procedures for Stockholder Nominations to the Board, a copy of which is available on the investor relations portion of our website at https://ir.anika.com/governance-documents. Recommendations should be submitted to our Secretary in writing at Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, along with additional required information about the nominee and the stockholder making the recommendation. Information on qualifications for nominations to the Board and procedures for stockholder nominations to the Board is included below under “Proposal 1. Election of Directors—Board Membership Qualifications and Procedures” and “Stockholder Proposals; Director Nominations; Universal Proxy Rules.” The Governance and Nominating Committee may solicit recommendations for candidates for directors from non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, and such other sources as it deems appropriate, including stockholders. The Governance and Nominating Committee will review and evaluate the qualifications of all such proposed candidates in the same manner and without regard to the source of the recommendation.

Communications with Directors

The Board of Directors seeks input from a wide variety of sources to inform their work, including from stockholders. The Board welcomes stockholder input via voting, via participating in our annual meetings of stockholders, via our stockholder engagement program, and, more formally, via mail. If you wish to communicate with any of our directors, or the Board as a group, you may do so by writing to the individual director or to the Board, in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Chief Executive Officer will be forwarded to the appropriate addressee. Communications involving substantive accounting or auditing matters will be forwarded to the Chair of the Audit Committee. Communications that pertain to non-financial matters will be forwarded to the relevant director.

Our Code of Business Conduct and Ethics

The Board of Directors has adopted the Anika Therapeutics, Inc. Code of Business Conduct and Ethics to clarify, disseminate, and enforce the requirement and expectation that all of our officers, directors, and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. The Code of Business Conduct and Ethics applies to all of our officers, directors, and employees worldwide, including our Chief Executive Officer and Chief Financial Officer. It is our goal to aid our employees and Board members in making ethical and legal decisions when conducting company business and performing daily duties. We cannot anticipate every situation an employee or Board member may face when conducting business on behalf of our company, and we therefore encourage our employees and Board members to speak with any one of several company representatives when he or she encounters situations giving rise to a question or concern regarding compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents.

Our Commitment to Compliance

We are committed to maintaining a strong culture of compliance across our entire organization. We believe that a workplace with a culture of “do the right thing,” guided by high standards and comprehensive policies, is the bedrock of our success as a healthcare company and our ability to deliver life-changing solutions to the customers we serve and the patients they treat around the world. As part of setting this culture and maintaining a strong tone at the top, the following quote from our President and Chief Executive Officer, Dr. Blanchard, is included in our strategic plan as presented to the Board and at the beginning of each individual and annual compliance training session:

“At Anika, a commitment to ethics and quality, as realized and demonstrated through personal integrity and accountability, forms the basis for everything we do and forges the path to all that we can achieve. These foundational tenets of our company are non-negotiable and do not take a day off.”

In addition, in 2022, we continued to build upon our previously expanded company-wide Compliance Program focused on healthcare fraud and abuse, anti-kickback, and foreign corrupt practices act regulations, among others, and reinforced and updated processes to ensure that appropriate controls are in place for compliance with these laws and regulations.

Our Commitment to Corporate Social Responsibility – Focus on Environmental, Social and Governance (ESG)

Introduction

The Board of Directors and our senior management team believe that our company has a broad responsibility to take into account the people we employ, serve and support, and the environment and the communities where we live and work. The full Board has oversight of our environmental, social and governance, or ESG, initiatives.

Over the last 2 years, we have embarked on a process to develop a foundational ESG framework for our company. This framework integrates our six key values:

•	People: We engage and invest in each other in a community that values diversity and inclusion.

•	Innovation: We are agile and entrepreneurial in developing and delivering meaningful solutions to our healthcare stakeholders within our target markets.

•	Quality: We strive for the highest quality and compliance in everything we do.

•	Teamwork: We operate with mutual respect and trust and are collaborative as we grow together.

•	Integrity: We live up to our promises and do the right thing, every day.

•	Accountability: We are empowered and accountable to deliver results and value to all of our stakeholders.

The initial step in our ESG journey began in 2021 with the completion of a “materiality assessment” based on the Sustainability Accounting Standards Board, or SASB, framework. Our materiality assessment was a research-intensive and stakeholder-inclusive process and included guidance and insight from external advisors, while soliciting crucial feedback from key internal and external stakeholders, including investors, customers, suppliers, employees and members of our Board. The materiality assessment, and the initiatives that have resulted from it, have been undertaken with full support and oversight of the Board. Our senior management team owns, implements, and tracks our ESG strategy and efforts in collaboration with every major business function, under the leadership of our Vice President, Investor Relations, ESG and Corporate Communications.

As a result of the materiality assessment, we identified the following themes that are most important to our stakeholders and our business within traditional environmental, social and governance pillars. Most immediately, our materiality assessment enabled us to select our current focus areas within ESG initiatives:

Environmental

•	Climate, Energy Use and Emissions

Social

•	Diversity and Inclusion

•	Safe and Healthy Workplace

•	Product Quality and Safety

Governance

•	Business Ethics and Integrity

•	Supply Chain Management

Each of our ESG focus areas will continue to have management team sponsorship and engagement with ongoing oversight by the Board. We will continue to assess and update our ESG initiatives as our business grows and as we implement processes and improvements over time.

Our Environmental Focus

Environmental Climate: Climate, Energy Use and Emissions

As a global company, we recognize the importance of reducing the impact of our operations on the environment. Water is a precious resource, which we conserve and protect in a number of ways. We employ deionization in our primary manufacturing facility in Bedford, Massachusetts to remove impurities in wastewater, allowing it to be reused during the manufacturing process. In addition, because our Bedford facility is adjacent to wetlands, we take measures to protect the wetlands through the use of state-of-the-art technology to trap sediment and other materials, maintain storm water pollution plans, and ensure that harmful chemicals are not used on our company’s grounds.

Although we are not a significant generator of greenhouse gases, we continually work to reduce energy consumption and evaluate ways to minimize greenhouse gases in our atmosphere. In early 2023, we completed our Green House Gas, or GHG, emissions baseline utilizing 2022 data, for Scope 1 and Scope 2 emissions across our global facilities, (Scope 1 = 1503 mtCO2e and Scope 2 = 2009 mtCO2e). We are currently evaluating options to reduce our carbon footprint, such as moving to renewable energy, looking for ways to be more energy efficient and evaluating the purchase of carbon offset credits. In recent years, we have taken proactive steps to increase energy efficiency at our facilities. For example, we completed a full transition to LED lighting at our Bedford facility in 2020, resulting in an energy reduction of 373,500 kilowatts over the prior year. Having only just completed our GHG emissions baseline, we are currently evaluating reduction opportunities which will enable us to set carbon footprint targets in the future.

In 2018, we began recycling packaging used in the manufacture of our products, as well as paper goods used across our company. As a result of this program, in 2021 we diverted more than 6,000 pounds of recyclable materials from landfills, saving the equivalent of 54 trees, nine cubic yards of landfill, six barrels of oil and 21,000 gallons of water. We continued this program in 2022.

Our Social Focus

Human Capital: Diversity and Inclusion

Promoting diversity throughout our company, including within the Board of Directors and our management team, has been a focal point of the Board, starting with the appointment of Cheryl R. Blanchard, Ph.D. as our President and Chief Executive Officer in early 2020, and the additions to the Board of Stephen O. Richard and Sheryl L. Conley in 2020 and 2021, respectively. Currently, women account for 36% of our senior management team and 43% of our Board. As detailed under the “Board Representation” section on page 3 and our Board of Directors Diversity Matrix on page 4 above, our seven-member Board currently includes three women and one person of color.

In 2020, Dr. Blanchard, with the support of the Board, joined other chief executive officers in signing the Massachusetts Biotechnology Council “CEO Pledge for a More Equitable and Inclusive Life Sciences Industry.” The signers of this pledge “recognize that racial inequity exists in [the life sciences] industry and in [life sciences] companies, and [they] must take responsibility to fix that injustice through comprehensive equity, diversity, and inclusion initiatives that are broad in scope, specific in action, and measurable in results.” The full text of the pledge can be found at: https://www.massbio.org/initiatives/equity-diversity-and-inclusion/open-letter/.

As part of our commitment to the pledge, in 2021 we created an internal Diversity Dashboard to track diversity metrics throughout our company. The trends captured by the Diversity Dashboard are shared and discussed with the Board, ensuring oversight and accountability at the highest level of our company. Additionally, in 2021, we instituted a corporate Diversity, Equity and Inclusion, or DEI, policy statement and included it in our employee handbook and onboarding program. The DEI policy statement clearly conveys our commitment:

“Anika is committed to an equitable, diverse, and inclusive workplace where all employees, regardless of their gender, race, ethnicity, national origin, age, sexual orientation or identity, education or disability are valued, respected, and supported. We will not discriminate based on these characteristics and will provide equal opportunities for employment and advancement throughout our company. Anika respects and appreciates diverse life experiences and heritages and will always work to ensure that all voices are heard and valued.”

In 2022, to further reinforce our commitment to DEI, we continued to align management compensation and initiatives to specific DEI objectives established in connection with our DEI policy statement, including: (i) launch of a DEI employee survey, which resulted in focus groups established to further explore themes identified within the survey, including company decision making processes and communications, diversity of voice, and better visibility to career opportunities for existing employees, (ii) implementation of a companywide volunteer day and the addition of two floating holidays to allow employees more opportunity to observe holidays and participate in volunteer programs that are significant and meaningful to them, (iii) broadening our search for diverse candidates through utilization of diversity tools within LinkedIn and Fetch and through inclusion of trade schools in our co-op and internship programs, (iv) securing funding through several grant programs to offer Leadership Essentials training based on our commitment to developing our employees and hiring to include diverse candidates, (v) conducting an annual diversity audit on our hiring processes, and (vi) implementing metrics to drive continuous improvement around our DEI initiatives, processes and objectives. We are currently evaluating our diversity profile against local and industry demographics to establish strategies to improve our mix of gender and race.

Recognizing the value of employee engagement and retention, we conduct regular company-wide employee engagement surveys. Our management team evaluates the results and identifies opportunities for improvement.

As a result of this feedback, in 2021, we established an employee Communications Task Force chartered with improving communications across the business, and we launched a new e-learning program to expand employee development. We continue to evaluate employee needs in connection with these initiatives and, in connection with continuous improvement of employee communications, we kicked off implementation of a company intranet site in late 2022. Continuing our commitment to improvement, we conducted another employee engagement survey in 2022. As a result of the 2022 survey, we have undertaken the following initiatives and made the following improvements: (i) we continue to offer monthly company-wide “Knowledge Boosters” hosted by employees to provide opportunities to learn about different aspects of the company, including products, shareholder value and equity, and various functions required of public medical device companies, (ii) we host quarterly town hall meetings for all employees in which our leadership team provides updates on company initiatives and financials, and occasionally hosts surgeons who provide their perspective on how our products enhance the lives of their patients, (iii) we reach out to employees periodically throughout the year to refresh our employee survey data in an ongoing effort to continuously improve our culture and employee experience, and (iv) we continually evaluate our health, benefit and wellness programs to search for ways to reduce health and benefit costs for employees when possible, while encouraging employees to focus on their health and wellness.

Human Capital: Safe and Healthy Workplace

We provide resources, programs and services to support the physical, emotional and financial health of our employees. Additionally, specifically in regard to workplace safety, we have a Health, Safety and Environmental Policy that all employees are required to be trained on, which can be viewed on our website at https://ir.anika.com/governance-documents.

As part of our robust workplace safety training, we have implemented interactive virtual learning systems. These systems are function-specific and ensure that all employees have access to critical information to keep them and their co-workers safe. We also use an electronic management system, or EMS, to obtain information on any accidents or other safety issues. Our EMS offers the ability for anyone at our company to submit information about potential safety risks. All employees participate in annual training on workplace safety and the use of systems, including EMS, to ensure that the importance of workplace safety is top of mind for employees throughout our company.

Health and Safety

We remain focused on promoting the total wellness of our employees including resources, programs and services to support their physical, mental and financial wellness. As a result of the COVID-19 pandemic, we augmented certain of our normal business practices to ensure that we promote health and safety for our employees. A cross functional COVID-19 Pandemic Task Force was put in place at the start of the pandemic that established safety policies and protocols, and we regularly update our employees with respect to any changes. We also have adjusted attendance policies to encourage those who may be ill to stay home. To further protect our on-site employees, we have provided personal protective equipment and cleaning supplies. Additionally, we engaged a third-party firm to conduct a proactive facility assessment and upgraded our air filtration systems to be more effective against COVID-19 transmission, thus enhancing the safety of our workforce while on the job. We have also provided general information updates and support for our employees to ensure that they have resources and information to protect their health and that of those around them, including their families and co-workers.

Social Capital: Product Quality and Safety

Quality is integral to our business model and our long-term success. To drive quality assurance, we maintain a robust Quality Management System, or QMS, that fosters continuous improvement, drives manufacturing excellence and ensures compliance with global standards. Comprehensive annual training for employees enables us to consistently produce safe, high-quality products that meet or exceed the expectations of our customers.

As a medical device manufacturer, we adhere to ISO 13485 standards supported by our QMS. Our QMS is aligned with regulations from the U.S. Food and Drug Administration and GMED, an international reference body in the certification of health care and medical device quality management systems.

Our Governance Focus

Governance: Business Ethics and Integrity

A workplace culture of “do the right thing,” guided by high standards and comprehensive policies, is the bedrock to our success as a life science company. Our Code of Business Conduct and Ethics guides the Board of Directors and our employees in making ethical and legal decisions when conducting business and fulfilling their roles and responsibilities as representatives of our company. We also have a Conflict of Interest Policy and an Insider Trading Policy, as well as a channel for employees and Directors to report concerns through our Whistleblower Policy. Please view our Corporate Governance documents webpage at https://ir.anika.com/governance-documents for a full list, and access to copies, of our governance documents and policies.

Our Compliance Program is based on our Code of Business Conduct and Ethics and is structured to help our company comply with the myriad of laws, guidelines and regulations that impact our business by mirroring the recommendations of the U.S. Department of Health and Human Services, Office of Inspector General’s, or OIG’s, seven elements of an effective compliance program. We have established a Compliance Committee, made up of our Chief Executive Officer and senior representatives from several other functions within our company, which oversees the operation of our healthcare Compliance Program. In addition, we have established an Engagements Committee, which reviews and approves proposed interactions with healthcare professionals and healthcare organizations, including consulting services, royalty arrangements, requests for grants and research engagements. We are also a member of the Advanced Medical Technology Association, or AdvaMed, a global trade association of companies that develop, produce, manufacture, and market medical technologies, and which are dedicated to advancing medical science, developing high quality, innovative medical technology, and improving patient care. We follow AdvaMed’s Code of Ethics on Interactions with U.S. Health Care Professionals, or the AdvaMed Code of Ethics, which provides medical technology companies with guidance on ethical interactions and relationships with health care professionals. To view the AdvaMed Code of Ethics, please visit https://www.advamed.org/member-center/resource-library/advamed-code-of-ethics/.

In 2022, we continued to focus on working to ensure that our international distributors are organizations that operate in compliance with our policies and procedures and all laws and regulations. Using an independent screening process and third-party service providers that focus on investigating the integrity, reputation and business practices of our potential distribution partners, we attempt to gauge the level of risk posed by international distributors based on their geographic location and past corporate behavior, among other factors, and tailor our due diligence efforts and our willingness to engage specific distributors accordingly. We recognize that vigilant oversight of this aspect of our supply chain is foundational to our ability to grow our business with high ethical standards and integrity.

Business Model: Supply Chain Management

Supply chain management is a fundamental aspect of our business to ensure we have the raw materials and equipment/parts available to manufacture our products in a timely fashion for our customers and their patients. During the past year, we successfully took steps to navigate the challenges of the global supply chain crisis, including finding additional/alternative suppliers and reengineering our manufacturing processes and supplies for a more streamlined procurement process. Many of these supply chain improvements and the processes we initiated to develop and implement them, though born of near-term necessity, are now permanent and will enhance our ability to procure supplies to satisfy the needs of our customers and their patients as we continue to grow and transform our business.

Cybersecurity

In today’s business landscape, a robust cybersecurity program is crucial. We rely on a layered approach (defense-in-depth) to mitigate the constantly evolving cyber threats and continually invest in people, processes, and next-generation cybersecurity technologies to support this. Our global approach aligns with industry best practices and is grounded in the NIST framework, ensuring that the confidentiality, integrity, and availability of our systems, data, and products are protected. We follow a programmatic approach that involves leveraging trusted technology partners and solutions, independent assessments and testing, and user education, with risks tracked and key controls mapped to these risks to ensure that our security program adapts to the changing threat landscape. We also ensure that all third- party vendor management, governance, and data protection programs align with best practices, regulations, and standards to reduce organizational risk.

To manage cybersecurity incidents, our global security operations team executes our cybersecurity incident response plan, conducts regular readiness exercises, and continuously improves the program to manage the changing threats faced in our sector. We have also implemented an ongoing mandatory cybersecurity training program for all employees with routine attack simulations that has raised awareness of cyber threats for our users and our team members and are regularly updated on best practices to help reduce risks. The cybersecurity program is led by Anika’s Vice President of Information Technology with senior management team sponsorship and Audit Committee oversight.

Conclusion

The Board of Directors, our senior management team and our global employees all recognize the importance of ESG matters in creating and maintaining an environment of corporate accountability while striving to deliver high quality products that transform the lives of patients. As a result of our 2022 materiality assessment, which was based on the SASB framework, we have made significant progress in identifying and establishing initiatives to address the ESG focus areas identified above, and we are committed to the ongoing assessment, development and continuous improvement required in these important areas.

Director Overboarding Guidelines

The Board of Directors recognizes that its members benefit from service on the boards of other companies and it encourages such service. The Board also believes, however, that it is critical that directors are able to dedicate sufficient time to their service on the Board. The Board adopted our Commitment to the Board; Service on Other Boards; Change in Status Guidelines in March 2021. Pursuant to these guidelines, unless the Board determines that such service would not impair the ability of a director to effectively serve on the Board or the Audit Committee of the Board:

•	No director who serves as the chief executive officer of any public company, including Anika, may serve on the boards of directors of more than three public companies, including Anika;

•	No other director may serve on the board of directors of more than five public companies, including Anika; and

•	No member of the Audit Committee should serve simultaneously on the audit committees of more than four public companies, including Anika.

Directors must notify the Chair of the Governance and Nominating Committee and our Secretary before accepting a seat on the board of directors of, or any assignment to the audit committee of, another public company so that the potential for conflicts or other factors compromising the director’s ability to perform his or her duties may be fully assessed.

Prohibition on Employee, Officer, and Director Hedging and Pledging

It is our policy that all employees and directors, as well as their family members, must not hedge or pledge any Anika securities they hold directly. An exception to this prohibition may be granted where a person wishes to pledge Anika securities as collateral for a loan, upon approval by our Chief Financial Officer, if certain other conditions are met. The prohibition on hedging is included in our Insider Trading Policy, which was implemented by the Board of Directors in December 2016 and most recently amended in March 2023. A copy of our Insider Trading Policy can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents.

Majority Voting in Uncontested Director Elections Policy

The Board of Directors adopted our “Majority Voting in Uncontested Director Elections Policy” in December 2015. An uncontested election occurs when the number of director nominees is equal to the number of Board positions to be filled through election and proxies are being solicited for such election of directors solely by our company. Pursuant to our policy in such an election, if a director receives a greater number of votes “AGAINST” than “FOR” election, such director must promptly offer to resign. The Governance and Nominating Committee then will consider all of the relevant facts and circumstances and recommend to the Board whether or not to accept the offer of resignation. The final decision of whether or not to accept such resignation shall be made by the Board, and, if required or determined by the Board to be desirable, we will disclose the decision of the Board along with the rationale for the decision.

Transactions with Related Persons and Conflict of Interest Policy

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is, or has the appearance of, conflicting with our business interests. This policy is included in our Code of Business Conduct and Ethics, and it is supplemented by our Conflict of Interest Policy, which was implemented by the Board of Directors in October 2015 and updated in December 2022, and can be viewed on the investor relations portion of our website at https://ir.anika.com/governance-documents. Both the Code of Business Conduct and Ethics and the Conflict of Interest Policy are reviewed at least every three years, or more often as necessary or advisable. Among other things, this policy requires each director and officer to provide to the Chair of the Audit Committee (or to the Chief Executive Officer, if such transaction involves the Chair of the Audit Committee) written notice of any potential related party transaction, defined by our policy to mirror the definition of Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. Any such notice must include all information requested by the Chair of the Audit Committee (or the Chief Executive Officer). Upon receiving all relevant information, the disinterested members of the Audit Committee may approve the transaction if they determine that the transaction is in the best interests of, and fair to, Anika, may require modifications to the transaction to make it acceptable for approval or may reject it. The Audit Committee may also establish guidelines for ongoing management of a specific related party transaction. The policy requires continuing related party transactions to be reviewed on at least an annual basis. Additionally, the policy requires all of our executives and directors to complete a director and officer questionnaire in connection with each of our annual proxy statements, which asks them to disclose family relationships and other related party transactions.

From January 1, 2022 through            , 2023, we had no reportable related party transactions, other than the item listed below:

Supply Agreement with Becton, Dickinson and Company

We entered into a Supply Agreement, with Becton, Dickinson and Company, or BD, under which BD provides products to us, including certain container closure and packaging systems. During the years ended December 31, 2022, 2021 and 2020, we made payments to BD in connection with the services described above of $4.8 million, $3.6 million and $3.2 million, respectively. Stephen O. Richard, a member of our Board, serves as Senior Vice President, Chief Risk Officer and Chief Audit Officer of BD.

Beneficial Ownership of Common Stock

The following table sets forth the beneficial ownership of common stock as of March 20, 2023, by:

•	Each current director and director nominee;

•	Each of the named executive officers named in the Summary Compensation Table set forth under “Executive Compensation”;

•	Each other person who is known by us to beneficially own 5% or more of our common stock; and

•	Current directors, director nominees and executive officers as a group.

The number of shares of common stock owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire by May 19, 2023 (sixty days after March 20, 2023) through the conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose. As of March 20, 2023, there were 14,741,298 shares of common stock outstanding. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person to acquire those shares, are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Unless otherwise noted below, the address of each person listed on the table is in care of Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding

Directors and Named Executive officers:

Sheryl L. Conley	10,680	(1)	*

John B. Henneman, III	20,333	(2)	*

Glenn R. Larsen, Ph.D.	23,823	(3)	*

Stephen O. Richard	18,333	(4)	*

Jeffery S. Thompson	25,075	(5)	*

Susan L. N. Vogt	23,778	(6)	*

Cheryl R. Blanchard, Ph.D.	519,581	(7)	3.52%

David B. Colleran	85,697	(8)	*

Michael L. Levitz	103,170	(9)	*

Thomas Finnerty	24,598	(10)	*

James Loerop	5,592	(11)	*

Current directors and executive officers as a group (11 persons)	860,660	(12)	5.84%

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Above Stockholders:
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	2,526,802	(13)	17.1%

Trigran Investments, Inc.
630 Dundee Road, Suite 230
Northbrook, IL 60062	1,564,541	(14)	10.6%

The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	983,768	(15)	6.7%

Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One
Austin, TX 78746	959,746	(16)	6.5%

State Street Corporation
State Street Financial Center
One Lincoln Street Boston, MA 02111	908,867	(17)	6.2%

*	Indicates less than 1%
(1)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(2)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(3)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(4)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(5)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(6)	This amount includes 7,954 shares subject to restricted stock units vesting within sixty days of March 20, 2023.
(7)

This amount includes 382,684 shares subject to stock options that are exercisable within sixty days of March 20, 2023, 24,575 shares of restricted stock units expected to vest within 60 days of March 20, 2023, and 11,724 shares held by The Cheryl R. Blanchard Amended and Restated Revocable Trust dated December 19, 2014, of which Dr. Blanchard is a beneficiary and the sole trustee.

(8)	This amount includes 65,409 shares subject to stock options that are exercisable within sixty days of March 20, 2023.
(9)	This amount includes 73,332 shares subject to stock options that are exercisable within sixty days of March 20, 2023.
(10)	Mr. Finnerty retired from our company as of March 11, 2022. This amount reflects the number of shares beneficially owned by Mr. Finnerty as of his last date of service to our company.
(11)	Mr. Loerop resigned from our company as of January 27, 2022. This amount reflects the number of shares beneficially owned by Mr. Loerop as of his last date of service to our company.
(12)

This amount includes 521,425 shares subject to stock options that are exercisable within sixty days of March 20, 2023, and 72,299 shares of restricted stock units expected to vest within 60 days of March 20, 2023.

(13)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 26, 2023. BlackRock, Inc. has sole voting power with respect to 2,476,852 shares and sole dispositive power with respect to 2,526,802 shares.

(14)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of Trigran Investments, Inc. on February 10, 2023. Trigran Investments, Inc. has shared voting power with respect to 1,486,317 shares and shared dispositive power with respect to 1,564,541 shares.

(15)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 9, 2023. The Vanguard Group has shared voting power with respect to 9,110 shares, sole dispositive power with respect to 961,042 shares, and shared dispositive power with respect to 22,726 shares.

(16)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 10, 2023. Dimensional Fund Advisors LP has sole voting power with respect to 939,977 shares and sole dispositive power with respect to 959,746 shares.

(17)

Such information is provided based on amended Schedule 13G filed with the SEC on behalf of State Street Corporation on February 8, 2023. State Street Corporation has shared voting power with respect to 875,744 shares and shared dispositive power with respect to 908,867 shares.

Executive Officers

The Board of Directors appoints our executive officers annually at a regular meeting held immediately preceding an annual meeting of stockholders. The Board also appoints executive officers throughout the year as such individuals are hired by us. Executive officers hold office until the next annual meeting of stockholders or until their successors are duly appointed, unless they sooner resign or are removed from office. There are no family relationships between any of our directors (including director nominees) or executive officers.

The following table lists our executive officers and their offices and ages, all as of            , 2023. It is currently expected that each of these officers will be re-appointed to their current offices by the Board immediately preceding the Annual Meeting:

Name	Position	Age

Cheryl R. Blanchard, Ph.D.	President and Chief Executive Officer	58

Michael L. Levitz	Executive Vice President, Chief Financial Officer and Treasurer	49

David B. Colleran	Executive Vice President, General Counsel and Secretary	51

Dr. Blanchard’s biography is included above in the section titled “Proposal 1: Election of Directors – Information Regarding the Directors.”

Michael L. Levitz was appointed Executive Vice President, Chief Financial Officer and Treasurer in August 2020. Mr. Levitz served as the Senior Vice President, Chief Financial Officer and Treasurer of Insulet Corporation, a publicly traded, global medical device and drug delivery company, from 2015 to May 2019. From 2009 to 2015, Mr. Levitz was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a global provider of medical guidance, diagnostic imaging, and threat detection equipment. Previously, during his seven years with Hologic, Inc. and Cytyc Corporation (which merged with Hologic), Mr. Levitz served in various capacities including Vice President and Corporate Controller. Mr. Levitz began his career in the high technology audit practice at Arthur Andersen LLP. Mr. Levitz earned his Bachelor of Arts in Business Economics, with emphasis in Accounting, from the University of California Santa Barbara and is a certified public accountant.

David B. Colleran was appointed Executive Vice President, General Counsel and Secretary in March 2020. Most recently, Mr. Colleran served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer at Insulet Corporation, a publicly traded, global medical device and drug delivery company, from July 2015 through March 2019. Prior to that, from 2010 to 2015, he held the role of Vice President and General Counsel of the Medical Supplies segment, and from 2006 to 2010, he held the role of Associate General Counsel, both at Covidien, a global manufacturer of medical devices and supplies acquired by Medtronic in 2015. Prior to that, he was Corporate Counsel at Ocean Spray Cranberries. Mr. Colleran began his career as a corporate attorney at the law firm Choate, Hall & Stewart. Mr. Colleran holds a B.A. in Political Science from Boston College and a J.D. from Boston College Law School.

Compensation Discussion and Analysis

This section describes and analyzes the material elements of the 2022 compensation for our named executive officers, or NEOs, determined in accordance with SEC rules, as follows:

Name	Title (as of December 31, 2022)

Cheryl R. Blanchard, Ph.D.	President and Chief Executive Officer

Michael L. Levitz	EVP, Chief Financial Officer, and Treasurer

David B. Colleran	EVP, General Counsel, and Secretary

Thomas Finnerty*	Former EVP, Human Resources

James Loerop**	Former EVP, Business Development and Strategic Planning

*	Mr. Finnerty retired as of March 11, 2022.
**	Mr. Loerop resigned as of January 27, 2022.

Our Company

Founded in 1992, Anika Therapeutics, Inc. is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Based on our collaborations with clinicians to understand what they need most to treat their patients, we develop minimally invasive products that restore active living for people around the world. We are committed to leading in high opportunity spaces within orthopedics, including osteoarthritis, or OA, pain management, regenerative solutions, sports medicine and Arthrosurface joint solutions (previously Bone Preserving Joint Solutions).

We have more than thirty years of global expertise developing, manufacturing and commercializing products based on our hyaluronic acid, or HA, technology platform. In early 2020, we enhanced our overall technology platform, product portfolio, and significantly expanded our commercial infrastructure, especially in the United States, through our strategic acquisitions of Parcus Medical, LLC, or Parcus Medical, a sports medicine and instrumentation solutions provider, and Arthrosurface, Inc., or Arthrosurface, a company specializing in bone preserving partial and total joint replacement solutions. These acquisitions have ignited the transformation of our company by augmenting our HA-based OA pain management and regenerative products with a broad suite of products and capabilities focused on early intervention joint preservation primarily in upper and lower extremities such as shoulder, foot/ankle, knee and hand/wrist.

Executive Summary

Our Fiscal Year 2022 Business Performance

We have made tremendous progress since beginning our transformation initiative in 2020 to evolve Anika into a leader in joint preservation and restoration, one of the largest and highest opportunity spaces in orthopedics. We have enhanced and grown our portfolio, actively investing in higher growth and complementary areas to build a comprehensive joint preservation portfolio in regenerative solutions, sports medicine and joint solutions. Through these successful efforts, we have expanded Anika’s market opportunity from $1 billion in the global osteoarthritis, or OA, pain management market to more than $8 billion in the joint preservation market today.

We are continuing to invest in our pipeline to ensure a steady cadence of new product launches to realize the potential of our comprehensive portfolio. With a strong balance sheet, robust cash flows to support continued investment in growth and improving market dynamics, Anika is optimistic about the momentum ahead. We are at an important inflection point, with growth in our joint preservation business poised to accelerate in 2023 and beyond as we build toward full market releases of each of our new products.

Our 2022 key accomplishments included:

•	Revenue for fiscal 2022 increased 6% to $156.2 million;

•

Completed first surgeries and initiated limited market release of RevoMotion reverse shoulder arthroplasty system, which marks our entrance into the rapidly growing $800 million U.S. reverse shoulder market segment;

•	Commenced full market launch of X-Twist Fixation System, Anika’s cornerstone suture anchor system, in early 2023 following successful limited launch in the second half of 2022;

•	Continued accelerated growth of Tactoset Injectable Bone Substitute for augmentation of suture anchor fixation and multiple planned 510(k)s targeting further expansion;

•	Completed significant development and filed multiple 510(k)s with the FDA for our Hyaluronic Acid-based regenerative rotator cuff patch system;

•	Hyalofast, the company’s off-the-shelf single-stage cartilage repair product, designated as a breakthrough device by the FDA and pivotal phase III clinical trial approaching full enrollment;

•

Engaging with the FDA regarding next steps for regulatory approval of Cingal after announcing that Cingal, Anika’s next generation, non-opioid, single-injection HA-based product combined with fast-acting steroid, successfully achieved its primary endpoint in a third Phase III clinical trial, Cingal 19-01, which demonstrated the superiority of Cingal over steroid alone, for OA pain relief at 26 weeks;

•	Focused on employee engagement, successfully implementing a company-wide diversity, equity and inclusion, or DEI, survey which resulted in DEI focus groups hosted by our President and CEO.

For other business and financial highlights, please see our Annual Report on Form 10-K for the fiscal year ended

December 31, 2022.

2022 Compensation Highlights

As described more fully below, we made compensation decisions for our NEOs for 2022 that reflect our commitment to aligning our executive compensation program with the interests of our stockholders. In particular, the Compensation Committee:

•

Maintained Predominantly At-Risk Performance-Based Executive Compensation Structure – Approximately 88% of our CEO’s and approximately 72% of our other NEOs’ compensation* was variable and at risk, tied to our stock price performance or achievement of rigorous performance objectives that are important to the creation of long-term stockholder value.

*	The figures above exclude Messrs. Finnerty and Loerop as a result of their retirement and resignation, respectively, in early 2022.

•

Awarded Long-Term Incentives in an Equal Mix of Performance and Service-Based Awards – Equity awards granted to the CEO in early 2022 were evenly split between time-vesting restricted stock units and performance-based, stock options in the form of premium priced stock options priced at 110% of fair market value on the grant effective date. For other NEOs, to support retention in a volatile market environment, the Committee approved issuance of long-term incentives in an approximate mix of 40% premium-priced stock options priced at 110% of fair market value on the grant effective date and 60% time-vesting restricted stock units.

•

Paid Out Annual Bonuses at Target Reflective of Our Strong Performance in 2022 – The annual bonus payouts for the NEOs reflected our business performance results as described above, including strategic investments into development and rollout of a growing product portfolio, a healthy balance sheet with a focus on revenue, adjusted EBITDA and gross margin, and delivery on our commitment to DEI initiatives and culture. To more closely align incentive program payouts with our stockholders, the Compensation Committee determined not to apply positive adjustments based on the individual performance of our NEOs, despite superior commitment and leadership demonstrated throughout the year navigating continued uncertainties of the post-pandemic period, persistent distributor network disruptions and staffing challenges.

•

Determined that PSUs for the 2020-2022 Performance Period were Not Achieved - Reflective of the impact of the pandemic on our product development pipeline, the PSUs paid out at zero. In alignment with our commitment to pay-for-performance, despite unprecedented external circumstances that delayed our clinical trials and product development targets, the Compensation Committee did not adjust the performance targets nor apply discretion in determining the payout.

•

Determined that the CEO Performance-Based Stock Option Award was Achieved - The performance-based stock option award granted to Dr. Blanchard in conjunction with her commencement of employment in 2020 was deemed achieved based upon the company’s total shareholder return ranking relative to the comparator group at the 67th percentile during the performance period ended December 31, 2022, resulting in a payout at 133% of target.

Advisory Vote to Approve Executive Compensation and Stockholder Outreach

At the 2022 Annual Meeting of Stockholders, approximately 97.7% of votes cast were in favor of our executive compensation program. The Board and the Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation.

We maintain an annual shareholder engagement program to provide regular updates to our stockholders on our performance and to solicit their feedback, including outreach specifically on our executive compensation program. In May 2022, we contacted stockholders collectively representing over 80% of our outstanding common stock and held meetings with stockholders representing approximately 40% of our outstanding common stock. During those meetings, we discussed our compensation philosophy, performance, strategy, capital allocation, corporate governance and ESG initiatives, and our stockholders were generally supportive of our approach to our executive compensation program.

We welcome, appreciate and will continue to solicit feedback from our stockholders, and will continue to consider this feedback as we seek to enhance our compensation program and related narrative disclosure, including the information provided in the following discussion.

Compensation Philosophy

The Compensation Committee oversees our overall compensation program and approves our compensation policies. The overriding goal of our compensation program is to drive long-term high performance and increase stockholder value through our pay programs and corporate culture. As a result, the Compensation Committee incorporates performance into many aspects of our compensation program, including pay levels, incentive payouts, and pay opportunities. Corporate and individual goals are set through our yearly budgeting and strategic planning processes and these goals are ultimately reviewed and approved by the Board of Directors prior to, or at the beginning of, each year.

The Compensation Committee, utilizing the structure of our compensation program and, as appropriate, its discretion, implements our executive compensation program to reward our NEOs when their performance meets or exceeds established goals. A significant portion of each NEO’s incentive compensation is weighted towards the management team’s achievement against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns compensation at or above target levels. Conversely, if the team fails to meet the minimum thresholds, they will not be awarded the targeted components of the performance-based compensation.

As a general matter, the Compensation Committee uses compensation data from the annual compensation study of competitive peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels, and it does not benchmark specific elements or total compensation to a specific level or percentile relative to peer companies or the broader market.

Rather than rely on a specific formula-based model, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business, and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, and succession planning. The Compensation Committee believes that retaining this discretion gives the Compensation Committee the ability to more accurately reflect factors and individual contributions that cannot be absolutely quantified. The Compensation Committee also considers our primary physical locations near Boston, Massachusetts, the high level of competition for highly qualified life sciences employees in that geographic area, and the need to remain competitive with the compensation offered by other life sciences companies to ensure the successful recruitment and retention of top performing executives and employees, all of which have become more challenging in recent years.

We have designed our compensation program to:

•	Motivate and reward our executives to achieve or exceed our financial and operating performance objectives;

•	Propel our business forward through a focus on operational excellence and execution of our business strategy;

•	Link each NEO’s compensation with specific business objectives;

•	Align each NEO’s compensation with the interests of long-term stockholders by tying a significant portion of total compensation opportunity to the value of our stock;

•	Reinforce accountability and cooperation by tying a significant portion of total NEO compensation to overall company performance;

•	Attract and retain talented leaders who can drive and implement our growth, transformation, and operational excellence strategies;

•	Reward individual performance and accomplishments; and

•	Keep the compensation packages competitive with those of our peers and other companies with whom we compete for highly-skilled top talent.

Key Compensation Policies and Practices

Key Features

We believe that our executive compensation program includes key features that align the performance and objectives of the NEOs and our company with the interests of our stockholders and does not include features that misalign NEO and corporate objectives with stockholder interests. During 2022, we arranged our compensation program in accordance with the practices set forth below:

What We Do

☑	Link a significant portion of NEO compensation to company performance

☑

Align a significant portion of NEO compensation with stockholders’ interests through long-term incentives, including historical grants of performance-based awards with exclusively multi-year performance metrics and grants in 2022 of performance-based awards in the form of premium priced stock options with a 3-year vesting period

☑

Structure our equity grants to the CEO to be evenly divided between time-vesting and performance-based awards and to be heavily weighted toward performance-based awards for the other NEOs (excepting certain new- hire awards of time-vesting stock options)

☑	Balance short-term and long-term incentives

☑	Require NEOs to own significant amounts of stock through robust stock ownership guidelines (see page 70 of this Proxy Statement)

☑	Include minimum vesting requirements for equity awards in our equity compensation plan, subject to certain exceptions

☑	Incorporate double-trigger vesting upon a change in control for all equity awards to NEOs

☑	Cap annual cash bonus payouts at 2x target

☑	Utilize an independent compensation consultant annually to assist our assessment of our compensation program

☑	Solicit say-on-pay votes annually

What We Don’t Do

☒	No automatic or guaranteed annual salary increases

☒	No guaranteed short-term or long-term incentive awards

☒	No repricing of stock options or SARs without stockholder approval

☒	No hedging/pledging of our stock per our Insider Trading Policy

☒	No “golden parachute” excise tax gross ups

☒	No granting of stock options or SARs with an exercise price less than fair market value on the grant date

☒	No pension or other special benefits

☒	No perquisites

Key Performance Factors

In setting the compensation for our executive officers, the Compensation Committee relies primarily on our overall financial performance and an assessment of each individual’s performance and contribution to the achievement of our goals. The Compensation Committee seeks to align the metrics it uses in evaluating our executive compensation with the metrics that we use to evaluate our performance more generally, including those metrics that we publicly disclose.

In 2021, to reflect best market practice and preferences of our stockholders, the Compensation Committee began to use premium-priced stock options as a performance-based equity award to further align individual performance with our goals for growth and stockholder value appreciation, which practice was continued in 2022.

The Compensation Committee balances corporate goals and objectives, including certain financial metrics, product development, share price performance and individual performance, including, but not limited to, completion of strategic projects/transactions and new product releases, in making decisions on annual cash bonus payments. Additionally, the Compensation Committee considers the recommendations of the Chief Executive Officer in its review with regard to other NEO performance (other than the Chief Executive Officer) and resulting compensation decisions. In 2022, to foster alignment with our stockholders, the Compensation Committee determined not to apply positive individual performance adjustments to the bonus payouts for the NEOs, despite their superior leadership navigating the headwinds on the post-pandemic macroeconomic environment, continued disruption of the distributor and supplier networks and staffing challenges.

Peer Group and Role of Compensation Consultant

In addition to corporate and individual performance metrics, the Compensation Committee weighs other quantitative factors, such as general compensation trends, in making compensation decisions. In this regard, the Compensation Committee periodically reviews surveys of executive compensation and information concerning compensation at similarly situated companies. In 2022, as in prior years, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford), to provide executive compensation consulting services to the Compensation Committee, to assist the Compensation Committee in selecting an appropriate peer group for compensation comparisons, and to perform an executive compensation review. The Compensation Committee assessed the independence of Aon under the applicable SEC and NASDAQ Listing Rules and concluded that the continued engagement of Aon did not raise any conflicts of interest and did not adversely affect Aon’s independence. The Compensation Committee elected to engage a new compensation consultant in 2022 for 2023 compensation decisions. After a thorough search process, the Compensation Committee engaged Willis Towers Watson, or WTW. WTW’s role is to review the Company’s current peer group used for executive compensation purposes, review the Company’s current incentive compensation programs and advise the Compensation Committee on future compensation programs and decisions, advise on the competitiveness and appropriateness of select compensation offers for potential hires, and advise the Company on select matters related to stockholder outreach efforts.

The Compensation Committee, with the assistance of Aon, has performed this analysis each year from 2015 through 2022, and currently intends to continue the practice of performing this analysis yearly. In completing its analysis for 2022, the Compensation Committee reviewed competitive data compiled by Aon from a peer group comprised of 19 companies in related businesses at similar stages of development and of similar size in terms of market capitalization and employee population. The Compensation Committee also reviewed market data from the 2021 Radford Global Life Sciences Survey, or the Radford Survey, covering public biopharmaceutical and medical device companies. The Compensation Committee uses competitive compensation data from these peer company and industry reviews to inform its decisions about overall compensation opportunities and specific compensation elements.

Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. While the Compensation Committee considers benchmarking data and may factor certain benchmarking data elements into its compensation decisions, it does not generally seek to benchmark specific compensation elements or total compensation to a specific level or percentile relative to the peer companies or the broader United States market. Rather than rely on a specific formula-based model, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business, and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, and succession planning.

The Compensation Committee believes that retaining this discretion gives the Compensation Committee the ability to more accurately reflect factors and individual contributions that cannot be absolutely quantified. The Compensation Committee also considers our primary locations near Boston, Massachusetts, the high level of competition for highly qualified life sciences employees in that area, and the need to remain competitive with the compensation offered by other life sciences companies to ensure the successful recruitment and retention of top performing executives and employees.

With our compensation consultant’s assistance, we review and adjust our peer group annually to ensure that the industry data we review is relevant to our current and near-term future activities and goals. We believe that the adjustments we made to our 2022 peer group are appropriate to better reflect changes in our company over time, based on our history of strong financial performance, growing product pipeline, commercial strategies, and our Global Industrial Classification System, or GICS, Code as a Biotechnology company. Given this dynamic, we felt it appropriate to blend biotechnology companies with medical device companies in a ratio of approximately

2/3 to 1/3, as we did in 2021. The Compensation Committee adopted the following peer group in September 2021 for use in 2022 compensation decisions:

Peer Group Companies
Biotechnology Companies	Medical Device Companies
Avid Biosciences, Inc.	Atrion Corporation
Collegium Pharmaceutical, Inc.	AxoGen, Inc.
Flexion Therapeutics, Inc.	Bioventus Inc.
Heron Therapeutics, Inc.	CryoLife, Inc.
MacroGenics, Inc.	Glaukos Corporation
Omeros Corporation	Orthofix, Inc.
Organogenesis Holdings Inc.	SurModics, Inc.
Radius Health, Inc.
Spectrum Pharmaceuticals, Inc.
Travere Therapeutics, Inc.
Vanda Pharmaceuticals, Inc.
Vericel Corporation

2022 Compensation Decisions

Our 2022 NEO compensation was made up of three key components:

•	Base salary;

•	Discretionary annual cash bonus; and

•	Equity-based long-term incentive awards, generally in the form of time-based and performance-based stock options and restricted stock units.

Aside from Cheryl R. Blanchard, Ph.D., each of the current NEOs is an at-will employee with terms of employment documented on our standard form of offer letter. For additional detailed information regarding the compensation of Dr. Blanchard resulting from her employment agreement with us, please see the section captioned “Other Compensation Matters – Dr. Blanchard’s Employment Agreement” below.

Base Salary

The first principal component of compensation for our executive officers is base salary, which is paid to our NEOs in recognition of their talents and the unique skills each NEO possesses and which are required to drive our company toward achievement of its goals and objectives. Base salaries for our NEOs are subject to annual review by the Compensation Committee. For this purpose, the Compensation Committee considers a number of factors, including the individual’s level of responsibility, experience, and performance. The Compensation Committee also considers market practices as described above, taking into account any contractual obligations. Salaries are reviewed and determined at the discretion of the Compensation Committee on an annual basis, and there is no guaranteed year-over-year increase to any of the NEOs’ salaries.

For 2022, base salaries and compensation increases, as applicable, for the NEOs are set forth below. All NEOs received a limited 4.0% merit-based salary increase, which was consistent with our annual merit budget and largely in line with the rest of our employees.

2022 Base Salary

Name	2021 Salary	2022 Salary		% Change
Cheryl R. Blanchard, Ph.D.	$668,400	$695,100		4.0%
Michael L. Levitz	$456,400	$474,600		4.0%
David B. Colleran	$432,400	$449,700		4.0%
Thomas Finnerty	$365,900	$365,900	(1)	N/A
James Loerop	$394,900	$394,000	(1)	N/A

(1)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. The amounts in this column represent the annual base salaries approved for the executive by the Board of Directors, however, each of Messrs. Finnerty and Loerop received only the portion of their base salaries in 2022 that was earned through their dates of retirement and resignation from the company, respectively.

Annual Cash Bonus

The second principal component of our compensation policy for executive officers consists of cash bonuses, which are generally paid to our NEOs to motivate attainment of our near-term goals that are consistent with our long-term strategic plan.

Each NEO has a target annual bonus amount established by the Compensation Committee at the beginning of each year that is expressed as a percentage of the NEO’s base salary. In 2022, these targets were unchanged from the targets from the prior year for individuals in similar positions. The Compensation Committee establishes the target bonus amounts consistent with the compensation philosophy described above, including consideration of market practices, and to provide, in its view, an appropriate balance between fixed (salary) and variable (bonus) cash compensation. The 2022 target bonus amounts for the NEOs were as follows:

2022 Annual Cash Bonus Targets

Name	% of Salary	Amount at Target
Cheryl R. Blanchard, Ph.D.	85%	$590,835
Michael L. Levitz	45%	$213,570
David B. Colleran	45%	$202,365
Thomas Finnerty	45%	$164,655
James Loerop	N/A (1)	N/A

(1)	Mr. Loerop resigned from the company on January 27, 2022.

Actual bonus amounts awarded are not formulaic and depend on the Compensation Committee’s assessment of both our business and individual NEO performance after the completion of each year. The Compensation Committee considers our financial performance, our overall operational performance, and our contribution to increasing stockholder value at its discretion to determine an appropriate level of baseline cash bonus compensation for our NEOs. Once the Compensation Committee has established this baseline, it considers the applicable individual performance with respect to individual goals and contribution to overall company performance in its discretion to adjust each individual NEO’s cash bonus award.

After the completion of the 2022 fiscal year, the Compensation Committee, with the assistance of our Chief Executive Officer, reviewed our performance, as well as the individual performance of each executive officer (other than her own performance). The accomplishments set forth in the Executive Summary section titled “Our Fiscal Year 2022 Business Performance” were considered in this review. For the year, the Compensation Committee determined that we continued to make strong overall business progress transforming our organization, especially in light of the ongoing impact of the pandemic on our industry, macroeconomic volatility and inflationary pressures, and continued disruption of our distributor and supply chain networks during 2022.

In 2022, we delivered strong financial results and achieved significant strategic and operational goals as set forth in the section captioned “Our Fiscal Year 2022 Business Performance” above, including among other achievements, the following: (i) delivered increased revenue for fiscal 2022 of 6% to $156.2 million, (ii) completed several new product launches, including the launch of the X-Twist Fixation System and completed first surgeries and initiated limited release of new RevoMotion reverse shoulder arthroplasty system, (iii) filed multiple 510(k)s to obtain clearance from the FDA for our innovative HA-based regenerative rotator cuff system, (iv) completed Cingal Phase III clinical trial and are advancing toward U.S. regulatory approval and exploring the potential to advance Cingal through commercial partnerships in the U.S. and select Asian markets, and (v) made significant progress on our people and culture priorities, including talent retention and DEI initiatives.

We entered 2023 with a healthy balance sheet and a robust and growing product portfolio with confidence that Anika is poised to accelerate growth and value creation. As a result, the Compensation Committee, using its informed judgment in considering our performance in relation to 2022 corporate objectives, set a cash bonus payment baseline of 100% of the target for each NEO, subject to adjustment based on individual performance achievement with respect to individual goals, which included goals and objectives in the financial, R&D pipeline/new product development, clinical program, and employee engagement categories, and contributions to overall company performance. Overall, each NEO had a strong performance during the year and significantly contributed to our business and financial performance results with demonstrated commitment and leadership navigating the macroeconomic uncertainties and accelerating our progress, but the Compensation Committee determined not to apply any additional positive adjustments for the payout. The bonus targets based on annualized salary and final actual bonus amounts paid are presented in the table below.

2022 Cash Bonus Decisions

Name(1)	Bonus Target	% Achieved	Bonus Paid
Cheryl R. Blanchard, Ph.D.	$590,835	100%	$590,835
Michael L. Levitz	$213,570	100%	$213,570
David B. Colleran	$202,365	100%	$202,365

(1)	Mr. Finnerty retired as of March 2022 and Mr. Loerop resigned as of January 2022, and therefore were not eligible for 2022 bonuses.

Equity-Based Grants

The third principal component of our compensation policy for executive officers consists of grants under our equity incentive plan, which are generally provided to our NEOs to align their goals and objectives with the interests of our stockholders, to motivate attainment of our long-term strategic vision, and for retention purposes.

Under our equity compensation plan, NEOs may be granted stock options or other forms of equity awards, including restricted stock awards and units, performance-based equity awards, and stock appreciation rights. Equity awards typically are approved at regularly scheduled Compensation Committee meetings, generally during the first quarter of each year given the meeting’s proximity to the beginning of the performance period for performance-based awards, and generally granted effective on the third full business day following our announcement of financial and business results for the completed prior fiscal year.

The amount and form of equity-based grants each year are determined by the Compensation Committee using the compensation philosophy described above, including the Compensation Committee’s informed judgment, and taking into account our performance, competitive market practices, past and expected individual performance achievements, past and expected contributions to overall company performance, and the need to attract and retain talented executives in an extremely competitive environment who can drive and implement our transformation, growth and operational excellence strategies. For the last several years, the Compensation Committee has increasingly used performance-based equity awards to align the interests of our NEOs with those of our stockholders.

In 2022, our Chief Executive Officer, was granted equity awards, the value of which was split approximately evenly between time-vesting restricted stock units and performance based time-vesting stock options in the form of premium-priced stock options. For other NEOs, to support retention in the volatile market environment, the Committee approved issuance of long-term incentives in a mix of approximately 40% premium-priced stock options and 60% time-vesting restricted stock units. The restricted stock units and the premium-priced stock options vest in three equal annual installments beginning one year from the grant date. We believe premium-priced stock options granted with an exercise price of 110% of the fair market value of our common stock on the grant date inherently drive individual and company performance, while strongly aligning executive interests with stockholder interests by generating stockholder value through increased stock performance over time.

For 2022, the Compensation Committee awarded the following balanced mix of time-vesting restricted stock units and premium priced stock options:

Name(1)	Time-Vesting RSUs ($ Value)	Premium-Priced Stock Options ($ Value)
Cheryl R. Blanchard, Ph.D.	$2,306,779	$2,323,562
Michael L. Levitz	$682,065	$433,721
David B. Colleran	$588,033	$399,061

(1)	Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. Accordingly, they were not eligible to receive equity awards in 2022.

Vesting of 2020 Performance Restricted Unit Awards

In 2020, we issued performance restricted stock unit, or PSU, awards to NEOs with a three-year performance period ending on December 31, 2022. Payouts under these PSU awards were based on our achievement of metrics related to the financial performance of Parcus and Arthrosurface businesses, Hyalofast clinical trial patient enrollment and obtaining 510(k) clearance for a rotator cuff product. Due to the significant impact of the pandemic, Parcus and Arthrosurface had lower revenues than projected. The pandemic also caused delays in the patient enrollment for the Hyalofast clinical trial and obtaining 510(k) clearance for the rotator cuff product. Consistent with our commitment to pay and performance, the Committee did not adjust the original goals and did not apply discretion in determining the payouts. Accordingly, the Compensation Committee certified payouts pursuant to the 2020 PSU awards to be at zero.

Vesting of 2020 CEO Performance Stock Options

Our CEO, Dr. Blanchard, also received a special grant of stock options at time of her hire as full-time President and Chief Executive Officer in April 2020. These options vested based on Anika’s shareholder return through December 31, 2022 as compared to a group of companies set forth in Dr. Blanchard’s employment agreement. The comparison group of companies excludes Anika and includes (1) the Global Industry Classification Standard GICS 3520 (Pharmaceuticals, Biotechnology & Life Sciences) companies in the Russell 2000 Value Index determined as of April 26, 2020, (2) the GICS 3510 (Health Care Equipment) companies in the Russell 2000 Value Index as of April 26, 2020, and (3) to the extent not otherwise included, Amag Pharmaceuticals, Inc., Avid Biosciences, Inc., Vericel Corporation, Conformis, Inc., Axogen, Inc., CyroLife, Inc., and Glaukos Corporation. The fair values as of year-end 2020 and 2021 were calculated using a Monte Carlo model. As of December 31, 2022, the number of options earned was determined to be 133% of the target award based on Anika’s total shareholder return results.

The details related to the performance target and payout are presented below. Despite the achievement of the performance target, the vested options remain underwater based on their exercise price set on the grant date at $33.40 per share, which exceeds the Company’s stock price as of the date of this proxy filing.

Metric	Company TSR During Performance Period	Company TSR Rank Against Comparison Group	Company TSR Percentile Ranking Against Comparison Group	% Payout	# of Target Options Granted	# Options Earned
Total Shareholder Return against Comparison Group	3.65%	56 out of 166	67th	133%	104,638	139,168

Other Compensation Matters

Employment and Executive Retention Agreements Effective at December 31, 2022

Prior to 2022, we had entered into an employment agreement with Cheryl R. Blanchard (as described below under “Dr. Blanchard’s Employment Agreement”) and executive retention agreements with each of the other NEOs. While the NEOs remain employed at-will, these agreements are intended to provide market-level severance compensation to be competitive with our peer group of comparable companies and to promote retention. We believe that these agreements are fair to the executives and to our stockholders because they provide relatively modest severance in exchange for the restrictive covenants that help protect our company. These restrictive covenants include standard non-competition, non-solicitation, non-disparagement, and confidentiality restrictions. The agreements are discussed in connection with the “Potential Payments Upon Termination or Change in Control” table on page 60 below.

Each agreement provides for severance benefits that may be triggered by an involuntary termination of employment by us without “cause” or by the executive for “good reason” (as defined in each agreement), or a qualifying termination. The level of severance benefits depends on whether the involuntary termination occurs during or outside of a change in control protected period that runs from three months before until 12 months after a change in control (as defined in each agreement). In addition, the agreements provide for full vesting of outstanding equity awards upon a qualifying termination occurring during the period from three months before until 12 months after a change in control for awards granted after January 29, 2019. Equity awards granted prior to January 29, 2019 will continue to vest in full upon the occurrence of a change in control in accordance with the award terms. Except as described in this paragraph and for certain equity grants made to Dr. Blanchard upon her appointment as our President and Chief Executive Officer, none of the equity grants made to our NEOs provide for accelerated vesting upon termination of their employment by us without “cause” or by the executive for “good reason.” If “golden parachute” excise taxes would be triggered by payments due in connection with termination during a change in control protected period, the agreements provide for a cut-back in the payments to avoid the excise tax, if the cut-back would result in a greater after-tax benefit to the executive.

The following summarizes the cash and health benefits (i.e., company payment of premiums under our health plans) severance provided to the NEOs as of December 31, 2022:

Trigger	Type of Severance	CEO	Other NEOs
Termination without cause or with good reason, not in connection with a change in control	Cash severance Health benefits	18 months’ salary 18 months at active employee rates	12 months’ salary 12 months at active employee rates

Termination without cause or with good reason, within 3 months before or 12 months after a change in control	Cash severance	2x the sum of 12 months’ salary plus target bonus	12 months’ salary plus target bonus
	Health benefits	18 months at active employee rates	12 months at active employee rates

Dr. Blanchard’s Employment Agreement

Dr. Blanchard was later appointed our President and Chief Executive Officer effective April 26, 2020. In connection with her appointment, we and Dr. Blanchard entered into an employment agreement effective as of April 23, 2020, or the Agreement. The Agreement has an initial term of April 26, 2020 through December 31, 2021, which automatically renews for successive 1-year periods unless either party elects nonrenewal in accordance with the Agreement. The Agreement provided for an initial annual base salary of $625,000 and a target annual bonus opportunity equal to 85% percent of annual base salary. In addition, the Agreement provided for the following initial equity awards: (i) a time-based restricted stock unit grant covering 73,726 shares, eligible to vest in equal annual installments over three years; (ii) a performance-based restricted stock unit grant covering 80,620 shares at target, eligible to vest up to 150% of the target shares on February 25, 2023; (iii) a time-based stock option grant covering 104,638 shares, eligible to vest in equal annual installments over three years; and (iv) a performance-based stock option grant covering 104,638 shares at target, eligible to vest up to 150% of the target shares based on our total stockholder return relative to a comparison group of companies set forth in the Agreement through December 31, 2022. In each case, vesting generally requires Dr. Blanchard’s continued employment through the relevant vesting date. The Agreement provides for (i) reimbursement of reasonable business expenses, (ii) the payment of up to $10,000 in legal fees incurred by Dr. Blanchard in connection with the Agreement, (iii) participation in our benefit plans, and (iv) 30 paid vacation days per year. Under the Agreement, if Dr. Blanchard’s employment is terminated due to death, disability (as defined in the Agreement), by us without “cause” (as defined in the Agreement and including our nonrenewal of the term of the Agreement), or by Dr. Blanchard for “good reason” (as defined in the Agreement), Dr. Blanchard would become entitled to (i) 18 months of base salary, (ii) continued payment of company premiums under our benefit plans for 18 months and (iii) if such termination is not due to disability and occurs prior to December 31, 2021, pro rata vesting of the time-based restricted stock unit grant and the time-based option grant described above. Notwithstanding the foregoing, if such a termination without cause or for good reason occurs within 3 months prior to or 12 months after a change in control (as defined in the Agreement), Dr. Blanchard would become entitled to (i) 2 times the sum of her base salary and her target annual bonus, (ii) continued payment of company premiums under our benefit plans for 18 months and (iii) vesting of her equity awards. The performance-based restricted stock unit grant and each other award with a performance metric-based vesting condition (other than a total stockholder return-based vesting condition) would vest based on the greater of assumed target performance or actual performance measured through the date of termination. For the total stockholder return-based option grant (and any other award with a total stockholder return-based vesting condition), the applicable performance period would be shortened to end as of immediately prior to the change in control and performance would be measured at such time. Any such severance benefits under the Agreement are contingent on Dr. Blanchard entering into and not revoking a general release of claims in favor of our company, our affiliates, and our service providers. Finally, the Agreement contains customary covenants related to non-competition and non-solicitation for 12 months following termination of employment, as well as customary covenants related to confidentiality, inventions and intellectual property rights.

Other Compensation

The NEOs are eligible to participate in our health and welfare programs, 401(k) plan with company matching, and other benefit programs on the same basis as other employees. This includes our Deferred Compensation Plan, Employee Stock Purchase Plan, or ESPP, which stockholders approved at our 2021 Annual Meeting. Our ESPP provides the opportunity for all eligible U.S. based employees, including our NEOs, to purchase company stock, further aligning management and stockholder interests.

Deductibility of Executive Compensation and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits our annual corporate tax deduction for compensation paid to each of our “covered employees” to $1 million. “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee,” that person remains a covered employee in all subsequent years (including after the person leaves our service or changes roles). The American Rescue Plan Act of 2021 updated Section 162(m) of the Internal Revenue Code, effective in 2026, to expand the number of “covered employees” subject to the $1 million deduction limit to include the next five highest compensated employees; however this new group of employees will not retain the perpetual “covered employee” status and will be determined annually. Consequently, we generally will not be entitled to a U.S. tax deduction for compensation paid in any year to our named executive officers and our other “covered employees” in excess of $1 million. While considering tax deductibility as only one of several considerations in determining compensation, we believe that the tax deduction limitation should not compromise our ability to structure compensation programs that provide benefits to us that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 for our stock-based compensation awards, which requires us to measure the compensation expense for all share-based awards based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Role of Management in Determining Compensation

The Compensation Committee, which is comprised entirely of independent directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our NEOs and other executives is fair, competitive and motivates high performance. The Compensation Committee is solely responsible for compensation decisions regarding our Chief Executive Officer. When making compensation recommendations for NEOs other than the Chief Executive Officer, the Compensation Committee requests and considers the advice and counsel of the Chief Executive Officer, given her direct day-to-day working relationship with those executives. Taking this feedback into consideration, the Compensation Committee will engage in discussions and make final determinations related to compensation paid to the NEOs.

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on our company.

Deferred Compensation Plan

We provide our U.S. based named executive officers, as well as other key employees, with an opportunity to defer settlement of restricted stock unit awards granted to them in 2020 and thereafter. Participants may elect to defer up to 100% of their restricted stock unit awards. We implemented this program, and continue to maintain it, to remain competitive with market practices and to encourage our NEOs to hold shares of our common stock, thereby aligning their long-term incentives with those of our stockholders.

Compensation Clawback

All awards, amounts or benefits received or outstanding under the Plan by the NEOs are subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time.

Effective January 27, 2023, the SEC adopted a final “clawback rule” requiring public companies to develop and implement a policy to recover excess incentive-based compensation from executive officers if amounts were based on material misstatements in financial reports. In response to the new SEC rule, we plan to amend and restate our clawback policy to ensure that it is in compliance with the requirements of the final SEC rules.

Prohibition on Hedging, Pledging, and Short Sales

Our Insider Trading Policy prohibits the NEOs from hedging or pledging our stock.

Stock Retention Guidelines

Our stock retention guidelines generally require each NEO to beneficially own certain amounts of our common stock. Generally, these guidelines require the Chief Executive Officer to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of his or her base salary. They require any other NEO to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to the amount of his or her base salary. Any individual initially designated as an executive officer has five years to achieve compliance. Each NEO is currently in compliance or within the five-year grace period. See the section captioned “Director and Executive Officer Stock Retention Guidelines” elsewhere in this Proxy Statement for additional information.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Anika Therapeutics, Inc., or Anika, has reviewed and discussed with the management of Anika Therapeutics, Inc. the section entitled “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in Anika’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and this Proxy Statement for the 2023 Annual Meeting of Stockholders. This report is submitted by the following independent directors who comprise the Compensation Committee:

John B. Henneman, III, Chair	Sheryl L. Conley	Glenn R. Larsen, Ph.D.

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS, INC. SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER EITHER OF SUCH ACTS.

Executive and Director Compensation

Summary Compensation Table

The following table summarizes the compensation information in respect of our NEOs for the years ended December 31, 2022, 2021 and 2020, respectively.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)(3)		All Other Compensation ($)(4)		Total ($)

Cheryl R. Blanchard, Ph.D.	2022	$695,100		$590,835		$2,306,779		$2,323,562		$24,446		$5,940,722

President and Chief	2021	$668,400		$568,140		$1,470,806		$1,471,831		$23,431		$4,202,608

Executive Officer	2020	$548,077	(5)	$458,510	(6)	$5,335,439	(7)	$3,659,450	(8)	$27,958	(9)	$10,029,434

Michael L. Levitz	2022	$474,600		$213,570		$682,065		$433,721		$22,430		$1,826,386

EVP, Chief Financial Officer	2021	$456,400		$205,362		$452,710		$453,004		$21,380		$1,588,856

and Treasurer	2020	$173,077		$73,601		$799,971		$799,993		$11,318		$1,857,960

David B. Colleran	2022	$449,700		$202,365		$588,033		$399,061		$12,476		$1,651,635

EVP, General Counsel	2021	$432,400		$194,597		$375,598		$375,853		$22,064		$1,400,513

and Secretary	2020	$344,077		$143,931		$645,900		$553,445		$18,263		$1,705,616

Thomas Finnerty, former EVP,	2022	$77,397	(10)	$—		$—		$—		$21,332		$131,287	(11)

Human Resources(10)	2021	$365,900		$164,600		$259,930		$260,128		$53,890		$1,075,610

	2020	$353,505		$143,169		$626,367		$—		$20,746		$1,143,787

James Loerop, former EVP,	2022	$36,454	(10)	$—		$—		$—		$37,163		$73,617	(12)

Business Development and	2021	$394,900		$—		$227,970		$228,138		$23,396		$874,404

Strategic Planning(10)	2020	$381,563		$171,703		$464,449		$—		$22,156		$1,039,871

(1)

The amounts in this column represent the annual base salary approved for the executive by the Board of Directors. The 2020 base salaries for Dr. Blanchard and Messrs. Levitz and Colleran were prorated based upon the date of commencement of employment in that year.

(2)

The amounts in this column represent discretionary cash bonuses earned in the indicated year, but paid in the following year. The 2020 bonus amounts for Dr. Blanchard and Messrs. Levitz and Colleran were prorated based on the date of commencement of employment during 2020. See the section in the Compensation Discussion and Analysis titled “Annual Cash Bonus” for additional details regarding the cash bonuses earned for 2022.

(3)

The amounts in this column reflect the grant date fair value computed with respect to the equity stock and option awards issued during the indicated year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of stock and option awards. Unless otherwise noted, the Board granted equity awards on March 11, 2022, March 9, 2021, and February 25, 2020, respectively. Time-vesting awards granted in 2022, 2021, and 2020 vest ratably over 3 years beginning one year from the grant date. For 2020 performance-based restricted stock units, the fair value on the grant date was determined at the probable outcome level of the “target,” or 100%, attainment level pursuant to ASC 718. If the grant date fair value of the 2020 performance-based restricted stock units had been determined at the “maximum,” or 150%, attainment level, the fair value on the grant date for the awards would have been valued at $4,039,062 for Dr. Blanchard, $599,978 for Mr. Levitz, and $484,425 for Mr. Colleran. These values represent incremental increases over the amounts set forth in this column for 2020 of $1,346,354 for Dr. Blanchard, $199,993 for Mr. Levitz, and $161,475 for Mr. Colleran. See the section in the Compensation Discussion and Analysis titled “Equity-Based Grants” for additional details regarding the stock and option awards issued in 2022.

(4)

Unless otherwise noted, these amounts constitute matching contributions to our Employee Savings and Retirement Plan, or 401(k) Plan, and group term life insurance premiums. Matching contributions to the 401(k) Plan in 2022 were $21,350 to each of Dr. Blanchard and Mr. Levitz, and $10,819 to Mr. Colleran.

(5)

This amount represents $115,385 in salary and $10,345 in lieu of participation in our company’s health plans paid to Dr. Blanchard during her service as the interim Chief Executive Officer from February 10, 2020 to April 25, 2020, and $432,692 in Dr. Blanchard’s prorated 2020 base salary upon her appointment on April 26, 2020 as President and Chief Executive Officer. See the section in the Compensation Discussion and Analysis titled ”Dr. Blanchard’s Employment Agreement” for additional details.

(6)

This amount reflects the discretionary prorated cash bonus earned for the indicated year of $331,010 and a cash retention bonus of $127,500 provided under the terms of the interim Chief Executive Officer letter agreement entered into between our company and Dr. Blanchard.

(7)

In addition to the time-vesting and performance-based restricted stock units granted to her under her employment agreement (see the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding such awards), this amount includes the grant date fair value of the restricted stock unit award granted to Dr. Blanchard by the Board on February 10, 2020 in connection with her appointment as interim Chief Executive Officer. This award vests ratably on annual basis over 3 years beginning one year from the grant date.

(8)

This amount includes the performance-based stock option award made by the Board to Dr. Blanchard on February 25, 2020. The 2020 performance-based stock option award fair value on the grant date was determined at the “target,” or 100%, attainment level pursuant to ASC 718. If the fair value of the 2020 performance-based stock option award had been determined at the “maximum,” or 150%, attainment level, the award would have been valued at $5,242,364. The value represents an additional incremental increase over the amount set forth in this column of $2,948,699.

(9)	This amount includes $6,868 in fees earned as an independent director prior to Dr. Blanchard’s appointment as our interim Chief Executive Officer.
(10)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. The amounts in this column represent only the portion of their base salaries in 2022 that was earned through their dates of retirement and resignation from the company, respectively.

(11)	Includes $32,558 in paid out vacation time accrued as of Mr. Finnerty’s date of retirement.
(12)	Includes $32,013 in paid out vacation time accrued as of Mr. Loerop’s date of resignation.

Grants of Plan-Based Awards in 2022

The following table sets forth each grant of equity awards under the Plan made to the NEOs during the year ended December 31, 2022. All such equity awards vest over a three-year period commencing on the first anniversary of the grant date.

Name	Grant Date	Approval Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh) (1)	Grant date fair value of stock and option awards ($)(2)

Cheryl R. Blanchard, Ph.D.	March 11, 2022	February 9, 2022	90,179			$2,306,779

	March 11, 2022	February 9, 2022		208,821	$28.14	$2,323,562

Michael L. Levitz	March 11, 2022	February 9, 2022	26,664			$682,065

	March 11, 2022	February 9, 2022		38,979	$28.14	$433,721

David B. Colleran	March 11, 2022	February 9, 2022	22,988			$588,033

	March 11, 2022	February 9, 2022		35,864	$28.14	$399,061

Thomas Finnerty (3)	—	—	—	—	—	—

James Loerop (4)	—	—	—	—	—	—

(1)

The option awards granted to our NEOs in 2022 are premium-priced stock options with an exercise price or base price of each option award equal to 110% of the grant date closing stock price, as reported on the NASDAQ stock exchange.

(2)

This column represents the full grant date fair value of stock options and restricted stock unit awards under ASC 718 granted to each of the NEOs in the fiscal year ended December 31, 2022. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period. For time-vesting restricted stock units, fair value was calculated using the closing price of our common stock on the grant date. For stock options, the fair value was calculated using the Black-Scholes value on the grant date. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of these awards.

(3)	Mr. Finnerty retired from the company on March 11, 2022 and was not eligible to receive equity awards in 2022.
(4)	Mr. Loerop resigned from the company on January 27, 2022 and was not eligible to receive equity awards in 2022.

Outstanding Equity Awards at December 31, 2022

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the current NEOs as of December 31, 2022.

	Option Awards							Stock Awards

Name	Number of securities underlying unexercised options (#) exercisable(1)		Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested (#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)

Cheryl R. Blanchard, Ph.D.	66,765		34,879		$33.40		4/26/2030	24,575	$727,420
	139,168	(4)			$33.40		4/26/2030			8,062	$238,635
	36,133		72,265		$37.40	(5)	3/9/2031	28,839	$853,634
			208,821		$28.14	(5)	3/11/2032	90,179	$2,669,298

Michael L. Levitz	38,097		19,048		$34.55		8/10/2030	3,859	$114,226	1,157	$34,247
	11,121		22,242		$37.40	(5)	3/9/2031	8,877	$262,759
			38,979		$28.14	(5)	3/111/2032	26,664	$789,254

David B. Colleran	23,333		11,667		$43.06		3/4/2030	2,500	$74,000	750	$22,200
	9.227		18,454		$37.40	(5)	3/9/2031	7,365	$218,004
			35,864		$28.14	(5)	3/11/2032	22,988	$680,445

Thomas Finnerty (6)	—		—		—		—	—	—	—	—

James Loerop (7)	—		—		—		—	—	—	—	—

(1)

Vesting of equity awards commences on the first anniversary of the grant date and continues on each subsequent grant date anniversary until the equity award is fully vested, except as otherwise noted below. Except as otherwise noted, equity awards are subject to a three-year vesting period, in each case subject to the holder’s continued employment with us. The expiration date of each equity award is ten years after its grant date.

(2)	Based on the closing price of our common stock on the NASDAQ stock exchange on December 30, 2022 of $29.60 per share.
(3)

Except as otherwise noted, these amounts are based on performance-based restricted stock units granted at target in 2020. The performance measurement date for these awards and the date on which the shares underlying the award will vest (if any) is generally the date on which the Compensation Committee reviews our financial and business achievements for the fiscal year ending December 31, 2022, including our audited financial statements for such period, and determines and specifies, at the Compensation Committee’s sole discretion, the percentage of the shares that have been earned by each individual NEO. See the sections in the Compensation Discussion and Analysis of the 2021 Proxy Statement titled “Equity-Based Grants” and “The Death of Mr. Darling and the Appointment of Dr. Blanchard” for additional details regarding the restricted stock units issued in 2020.
(4)

This amount includes 139,168 performance-based stock options granted in 2020, which vested on December 31, 2022. The performance measurement date and vest date for this award was December 31, 2022. The Compensation Committee reviewed our Total Shareholder Return (as defined in the grant agreement) against the Comparison Group (as defined in the grant agreement), and determined and specified, at the Compensation Committee’s sole discretion, that 133% of the shares granted at target had been earned by Dr. Blanchard. See the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding the option award.

(5)	Represents an exercise price of 110% of the grant date closing stock price, as reported on the NASDAQ stock exchange.
(6)

Mr. Finnerty retired from the company on March 11, 2022. All unvested awards were canceled as of his last date of employment, along with any vested options not exercised within 90 days of his last date of employment.

(7)

Mr. Loerop resigned from the company on January 27, 2022. All unvested awards were canceled as of his last date of employment, along with any vested options not exercised within 90 days of his last date of employment.

2022 Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock awards vested for the NEOs during the year ended December 31, 2022.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Cheryl R. Blanchard, Ph.D.	—	$—	38,996	$909,180

Michael L. Levitz	—	$—	8,297	$205,121

David B. Colleran	—	$—	6,182	$174,192

Thomas Finnerty	—	$—	18,507	$565,295

James Loerop	—	$—	—	—

Potential Payments Upon Termination or Change in Control

Our President and Chief Executive Officer, our Chief Financial Officer, and our other NEOs have certain termination or change in control benefits described in the Compensation Discussion and Analysis sections captioned “Other Compensation Matters – Employment and Executive Retention Agreements Effective at December 31, 2022” and “Other Compensation Matters – Dr. Blanchard’s Employment Agreement.” The

following table provides estimates of the potential payments and other post-termination benefits these individuals would receive assuming a change in control occurred and/or their employment was terminated as of December 31, 2022:

Name(4)		Termination without cause or for good reason	Termination upon change in control without cause or for good reason (1)(2)		Change in control without termination or death or disability (1)(2)
Cheryl R. Blanchard, Ph.D.	Salary Continuation	$1,042,650	$1,390,200		$—
	Cash Bonus	$—	$1,181,670		$—
	Equity Awards Vesting	$—	$6,941,583	(3)	$—
	Health Care Benefits	$62,257	$62,257		$—

		$1,104,907	$9,575,710		$—
Michael L. Levitz	Salary Continuation	$474,600	$474,600		$—
	Cash Bonus	$—	$213,570		$—
	Equity Awards Vesting	$—	$1,565,829	(3)	$—
	Health Care Benefits	$41,327	$41,327		$—

		$515,927	$2,295,326		$—
David B. Colleran	Salary Continuation	$449,700	$449,700		$—
	Cash Bonus	$—	$202,365		$—
	Equity Awards Vesting	$—	$1,246,810	(3)	$—
	Health Care Benefits	$41,505	$41,505		$—

		$491,205	$1,940,380		$—

(1)

Termination for the purposes of this column is limited to termination without cause or termination for good reason within a period three months prior to, or twelve months after, a change in control. The indicated values for the accelerated vesting of stock options reflect the number of equity award shares that would vest on an accelerated basis, multiplied by the excess, if any, of the $29.60 closing price for our common stock as reported by NASDAQ on December 30, 2022, over the applicable exercise price for each option. This calculation assumes equity awards with an exercise price higher than the closing price of our common stock on December 30, 2022 will not be exercised.

(2)	The indicated values for the accelerated vesting of performance-based restricted stock units are included at target.
(3)

Includes the 2020 grant at target of performance-based restricted stock units. See the section in the Compensation Discussion and Analysis titled “Dr. Blanchard’s Employment Agreement” for additional details regarding the equity grants to Dr. Blanchard in 2020 and her employment agreement with us.

(4)

Mr. Finnerty retired from the company on March 11, 2022 and Mr. Loerop resigned from the company on January 27, 2022. Neither executive officer received any compensation in connection with their departures from the company.

Pay Versus Performance Disclosure
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay versus
Performance
disclosure that follows provides information about the relationship between Compensation Actually Paid, or CAP, to our Principal Executive Officer, or PEO, and Non-PEO NEOs and certain financial performance measures of the company. See the Compensation Discussion and Analysis within this proxy statement for further information concerning the company’s variable pay-for-performance philosophy and how the company aligns executive compensation with company performance.

							Value of initial fixed $100 Investment based on:
Year	Summary Compensation Table Total for PEO (Blanchard)	Summary Compensation Table Total for Other PEO (Darling)	Compensation Actually Paid to PEO (Blanchard)	Compensation Actually Paid to Other PEO (Darling)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	Peer Total Shareholder Return	Net Income ($mm)	Revenue ($mm)
	(a)	(b)	(a)	(b)	(c)	(c)	(d)	(d)	(e)	(e)
2022	$5,940,722	N/A	$3,599,763	N/A	$1,739,011	$1,406,419	$57	$111	($15)	$156
2021	$4,202,608	N/A	$1,818,313	N/A	$1,234,846	$1,051,797	$69	$125	$4	$148
2020	$10,029,434	$288,753	$10,513,388	($7,088,313)	$1,411,154	$772,039	$87	$126	($24)	$130

(a)	Dr. Blanchard served as interim CEO for part of 2020 and was appointed President and CEO in April 2020.
(b)	Mr. Darling , CEO at the beginning of 2020, passed away unexpectedly in January 2020. All of Mr. Darling’s unvested equity was forfeited upon his death.
(c)
NEOs in 2022 include Messrs. Levitz and Colleran, NEOs in 2021 include Messrs. Levitz, Colleran, Thomas Finnerty and James Loerop. Mr. Loerop, the company’s EVP, Business Development and Strategic Planning, resigned in January 2022. Mr. Finnerty, the company’s EVP, Human Resources, retired in March 2022. NEOs in 2020 include Messrs. Levitz, Colleran, Finnerty, Loerop and Sylvia Cheung. Ms. Cheung, the company’s CFO, resigned in August 2020. Mr. Colleran joined the company as EVP, General Counsel and Secretary in March 2020, and Mr. Levitz joined company as EVP, CFO and Treasurer in August 2020.

(d)	Shareholder return is based on $100 investment at the beginning of 2020. Peer shareholder return is based on the NASDAQ Biotechnology Index.
(e)	Net Income and Revenue are as reported in the company’s Annual Report on Form 10-K for each fiscal year referenced.
The following table sets forth a reconciliation from the summary compensation table (SCT) to compensation actually paid (CAP) to our PEO and to our average non-PEO
NEO each year.

	PEO (Blanchard)			PEO (Darling)	Average NEO
	2022	2021	2020	2020	2022	2021	2020
SCT Total Compensation	$5,940,722	$4,202,608	$10,029,434	$288,753	$1,739,011	$1,234,846	$1,411,154
SUBTRACT Grant Fair Value of Equity Awards Made During Year (a)	($4,630,341)	($2,942,637)	($8,994,889)	$0	($1,051,440)	($658,333)	($962,952)
ADD Year End Fair Value of Equity Awards Made During Year (b)	$5,294,178	$3,254,974	$9,337,528	$0	$1,205,238	$728,209	$668,806
ADD Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (c)	($1,016,462)	($2,470,476)	$0	$0	($274,828)	($189,171)	($64,142)
ADD Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (d)	($1,988,334)	($226,155)	$0	($18,351)	($211,562)	($63,754)	($83,186)

	PEO (Blanchard)			PEO (Darling)	Average NEO
	2022	2021	2020	2020	2022	2021	2020
ADD Fair Value at Vesting of Equity Awards Made During Year That Also Vested During Year (e)	$0	$0	$141,315	$0	$0	$0	$0
SUBTRACT Fair Value at the End of the Prior Year of Equity Awards that Were Forfeited During Year (f)	$0	$0	$0	($7,358,716)	$0	$0	($197,641)
Total Adjustments Related to Equity Awards	($2,340,959)	($2,384,295)	$483,954	($7,377,066)	($332,592)	($183,048)	($639,115)
Compensation Actually Paid Total	$3,599,763	$1,818,313	$10,513,388	($7,088,313)	$1,406,419	$1,051,797	$772,039

(a)	Represents the grant date fair value of equity-based awards made during the fiscal year.
(b)	Represents the year-end fair value of equity awards that were made during the fiscal year.
(c)	Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that were still unvested as of year-end.
(d)	Represents the change in fair value during the fiscal year of equity-based awards granted in prior fiscal years that vested during the current fiscal year.
(e)
Represents the fair value on the vesting date of equity-based awards that vested in the same year as granted. In 2020, Dr. Blanchard received a grant of RSUs for her service as interim Chief Executive Officer between February and April 2020, which RSUs fully vested upon her permanent appointment as President and CEO in April 2020.

(f)
Represents the prior year-end fair value of equity awards that were forfeited by other PEOs who terminated during the year. Mr. Darling passed away unexpectedly in early 2020, and unvested equity awards were forfeited upon his death.. Ms. Cheung resigned in August 2020 and all unvested equity awards were forfeited upon her resignation.

The company granted Performance Share Units, or PSUs, to executive officers in 2019 and in 2020.
The
2019 PSUs were earned at 112.5% of target. Mr. Finnerty was the only officer granted a 2019 PSU award and receive the earned portion of the award. The 2020 PSUs were unearned and forfeited in early 2023. The company granted stock options to executive officers, both as part of annual equity grants and new hire grants. Certain stock option awards made in 2017 and 2018 were earned based on performance results during the year of grant. Annual option awards to executive officers made in 2021 and 2022 had an exercise price equal to 110% of the stock price on the date of grant. Stock option awards generally vest and become exercisable on the first three or four anniversaries of grant and expire on the 10th anniversary of grant (subject to earlier expiration based on certain employment terminations).
With the exception of the performance-based stock option award made to Dr. Blanchard in 2020 discussed below, the fair values of options at time of grant, at each year-end, and on vesting dates during the 2020-2022 period were all determined using the Black-Scholes model. The table below summarizes the option fair values and related assumptions used to calculate NEO CAP for fiscal years 2020, 2021 and 2022.

Valuation Purpose for PVP	ANIK Stock Price	ANIK Option Exercise Price	Expected Term (years)	Stock Price Volatility	Risk-free Rate	Dividend Yield	Option Fair Value
Year-end 2019	$51.85	$38.11 - $61.47	0.46 – 3.11	45.9%	1.58% - 1.63%	0%	$10.73 - $21.68
2020 Vesting	$32.62 - $44.46	$38.11 - $61.47	0.48 – 3.59	46% - 51.1%	0.16% - 1.57%	0%	$5.88 - $11.65
Year-end 2020	$45.26	$33.40 - $61.47	2.40 – 3.15	52%	0.15% - 0.18%	0%	$10.51 - $20.19
2021 Vesting	$38.13 - $43.24	$33.40 - $61.47	2.91 – 3.52	52.4% - 53.4%	0.18% - 0.44%	0%	$8.38 - $16.40
Year-end 2021	$35.83	$33.40 - $61.47	2.29 – 3.86	54%	0.80% - 1.09%	0%	$5.75 - $14.48
2022 Vesting	$21.61 - $31.06	$33.40 - $61.47	2.42 – 4.73	53.9% - 55.5%	1.10% - 3.04%	0%	$4.94 - $9.78
Year-end 2022	$29.60	$28.14 - $43.06	2.29 – 3.60	49.4%	4.15% - 4.35%	0%	$7.37 - $12.57

Dr. Blanchard received a one-time grant of performance-based stock options at the time of her permanent appointment as President and CEO in April 2020. These options vested based on the company’s total shareholder return through a performance period ending on December 31, 2022 as compared to a group of companies set forth in Dr. Blanchard’s employment agreement.
The fair values as of the date of grant and as of year-end 2020 and 2021 for this one-time award were calculated using a Monte Carlo model. As of December 31, 2022, the number of options earned was determined to be 133% of the target award based on the company’s TSR results against the designated peer group set forth in Dr. Blanchard’s employment agreement.
The following table sets forth what we consider to be the most important financial performance measures in how CAP was linked to company performance during 2022.
Key Financial Measures
Revenues
Gross Margin
Adjusted EBITDA
COMPARISON OF COMPENSATION ACTUALLY PAID TO
PERFORMANCE
Because Mr. Darling only served as CEO for one month during 2020, the table below only reflects Dr. Blanchard as President and CEO for the 2020-2022 period. The chart below shows CAP for each year along with investment values based on total shareholder return for both the company and the NASDAQ Biotechnology Index.

The chart below shows CAP for each year along with company net income for each year.

The chart below shows CAP for each year along with company revenues for each year.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Blanchard, our year-end Chief Executive Officer or CEO.

For 2022, our last completed fiscal year:

•	The median of the annual total compensation of all our employees (other than our CEO) was $119,497; and

•	The annual total compensation of our CEO, for the purposes of this disclosure, was $5,940,722.

Based on this information, for 2022 the ratio of the annual total compensation of Dr. Blanchard, our year-end Chief Executive Officer, to the median of the annual total compensation of all our employees was 50 to 1.

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.

We determined that, as of December 31, 2022, our employee population consisted of 344 individuals. This population consisted of our full-time employees employed with us as of the determination date, excluding our CEO. We then excluded one individual in each of two countries (South Africa and Sweden) resulting in a remaining employee population of 342 individuals.

2.

To identify the “median employee” from our employee population, we aggregated for each applicable employee, other than our CEO, (a) annual base salary (or hourly rate multiplied by estimated work schedule, for hourly employees), (b) the bonus amount earned for 2022, which was paid out in early 2023, and (c) the grant date fair value of equity granted in 2022.

3.

Once aggregated, we conducted statistical sampling and gathered additional Summary Compensation Table pay elements for a narrow group of employees who were paid within a narrow range around our median consistently applied compensation measure. From this group, we selected an employee who was reasonably representative of the median of our global employee population.

4

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $119,497.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

Cash Compensation

For 2022, each of our non-employee directors was entitled to annual retainers per the following schedule, with such amounts to be prorated based on the actual number of days served if a director’s service to us commenced after January 1, 2022 or ended prior to the end of 2022:

Compensation Element	2022 Cash Compensation
Board of Directors
Board Chair Retainer	$87,500	[1]
Other Directors Retainer	$50,000

Audit Committee
Committee Chair Retainer	$20,000
Other Committee Members Retainer	$10,000
Compensation Committee
Committee Chair Retainer	$15,000
Other Committee Members Retainer	$7,500

Governance and Nominating Committee
Committee Chair Retainer	$10,000
Other Committee Members Retainer	$5,000

(1)	On February 9, 2022, the Board of Directors amended the Anika Therapeutics, Inc. Director Compensation Policy to increase the Board Chair Retainer from $80,000 to $87,500, effective February 9, 2022.

The Board of Directors approved a grant of 7,954 restricted stock units to each non-employee director, valued at $174,988 under the Plan, based on the fair market value of our common stock on June 8, 2022, the date of grant for our then-current directors. These restricted stock units granted to each then-current non-employee director in 2022 vest in one installment on the earlier of the date that is immediately prior to the Annual Meeting or one year from the date of grant. Each non-employee director is eligible for an annual equity award grant with a value and vesting provisions as may be determined by the Board based on their review of our compensation policies and general compensation trends.

The following table summarizes the compensation earned by non-employee directors in 2022.

Name	Fees earned in cash ($)		Stock awards ($) (1) (2)		Total ($)

Sheryl L. Conley	65,000		174,988		239,988

John B. Henneman, III	70,000		174,988		244,988

Raymond J. Land	34,066	(3)	—	(4)	34,066

Glenn R. Larsen, Ph.D.	62,500		174,988		237,488

Stephen O. Richard	66,667		174,988		241,655

Jeffery S. Thompson	86,688		174,988		261,676

Susan L. N. Vogt	70,000		174,988		244,988

(1)

Except as otherwise noted, an amount of 7,954 restricted stock units were awarded per director on June 8, 2022, based on the closing price of $22.00 per share, which vest on the earlier of the 2023 Annual Meeting or the one-year anniversary of the grant date. The amounts in this column reflect the grant date fair value computed with respect to the restricted stock units, made during 2022 in accordance with ASC 718. See the information appearing in Note 14 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2022 for certain assumptions made in the valuation of these restricted stock unit awards.

(2)

The aggregate number of shares outstanding for each director as of December 31, 2022 were: 7,954 for each of Dr. Larsen, Mr. Thompson and Ms. Vogt, 11,057 for each of Messrs. Henneman and Richard and 13,407 for Ms. Conley.

(3)	Mr. Land did not stand for re-election to the Board at the Annual Meeting on June 8, 2022. The fees represent amounts earned by Mr. Land prior to the Annual Meeting on June 8, 2022.
(4)	Mr. Land did not stand for re-election to the Board at the Annual Meeting on June 8, 2022 and did not receive a 2022 annual award.

Director and Executive Officer Stock Retention Guidelines

Effective December 12, 2022, the Board of Directors adopted stock retention guidelines that generally require each of our directors and executive officers to beneficially own certain amounts of our common stock. We believe that ownership of shares of common stock by directors and executive officers helps align the financial interests of these individuals with the interests of stockholders, promotes sound corporate governance, and evidences a commitment to our company. These stock retention guidelines supersede the director stock retention guidelines previously adopted by the Board on October 6, 2015.

Generally, these guidelines require each director to beneficially own, at a minimum, a number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of our annual Board retainer for the non-lead or non-chairman directors. The minimum shareholding requirement became effective immediately, except that any director has three years from the date of their initial election to achieve compliance. Compliance by each director will be reviewed annually by the Board’s Governance and Nominating Committee, which is authorized to approve exceptions upon a showing of serious hardship. A non-complying director must retain at least 75% of the shares (net of shares sold or offset to pay the exercise price and taxes) the director subsequently acquires through exercise of equity grants, until the director complies with the guidelines. As of December 31, 2022, each of our directors had met their minimum shareholding requirement.

Generally, the stock retention guidelines require the Chief Executive Officer to beneficially own, at a minimum, a number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of his or her base salary. The guidelines require any other executive officer to beneficially own, at a minimum, the number of shares (or vested share equivalents) of common stock having a market value equal to the amount of his or her base salary. The minimum shareholding requirement became effective immediately upon adoption of the stock retention guidelines, except that any individual has five years after initial delegation to achieve compliance. Compliance by each executive officer is reviewed annually by the Governance and Nominating Committee, which is authorized to approve exceptions upon a showing of serious hardship. A non-complying executive officer must retain at least 75% of the shares (net of shares sold or offset to pay the exercise price and taxes) he or she subsequently acquires through exercise of equity grants, until he or she complies with the guidelines. As of December 31, 2022, each of our executive officers has met his or her required shareholding requirement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2022, the Compensation Committee consisted of John B. Henneman, III, Sheryl L. Conley, and Glenn R. Larsen, Ph.D. None of these individuals is or formerly was an officer or employee of our company, nor have they engaged in any transactions involving our company that would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between our company and any other entity involving our or such entity’s executive officers or directors.

During the fiscal year ended December 31, 2022, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plan as of December 31, 2022.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,456,268	(1)	$34.93	1,366,328	(2)

Equity compensation plans not approved by security holders	74,435	(3)	$26.71	9,349
Total	1,530,703		$34.93	1,375,677

(1)

Includes our 2017 Omnibus Incentive Plan, as amended, and our 2007 Omnibus Incentive Plan, as amended, or collectively, the Incentive Plans. Outstanding restricted stock units convert to common stock without payment consideration. As of December 31, 2022, we also had 752,242 shares to be issued upon vesting of restricted stock units and performance restricted stock units granted at target.

(2)

The number of shares remaining available for future issuance under the Incentive Plans includes 1,201,600 shares of common stock that may be awarded pursuant to the 2017 Omnibus Incentive Plan, as amended, and 164,728 shares of common stock that may be issued pursuant to our 2021 Employee Stock Purchase Plan.

(3)

Includes our 2021 Inducement Plan, or the Inducement Plan. Outstanding restricted stock units convert to common stock without payment consideration. As of December 31, 2022, we also had 41,060 shares to be issued upon vesting of restricted stock units granted.

Audit Committee Report

The Audit Committee of the Board of Directors consists entirely of members who meet the independence requirements of the listing standards of NASDAQ and the rules and regulations of the SEC, as determined by the Board. The Audit Committee is responsible for providing independent, objective oversight of the financial reporting processes and internal controls of Anika Therapeutics, Inc., or Anika. The Audit Committee operates under a written charter approved by the Board. A copy of the current charter is available on the investor relations portion of Anika’s website at https://ir.anika.com/board-committees.

Management is responsible for Anika’s system of internal control and financial reporting processes, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles and for the annual report on Anika’s internal control over financial reporting. The independent auditor is responsible for performing an integrated audit of Anika’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and for issuing a report on the financial statements and the effectiveness of Anika’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, the internal audit group, and the independent auditor. Audit Committee members do not serve as professional accountants or auditors for Anika, and their functions are not intended to duplicate or certify the activities of Anika’s management or independent auditor.

Consistent with its monitoring and oversight responsibilities, the Audit Committee met with management and Deloitte & Touche LLP, or Deloitte, Anika’s independent auditor, to review and discuss the December 31, 2022 audited consolidated financial statements. Management represented that Anika had prepared the consolidated financial statements in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with Deloitte the matters required by the PCAOB in accordance with Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee received from Deloitte the written communication that is required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee discussed with Deloitte that firm’s independence. The Audit Committee also considered whether Deloitte’s provision of non-audit services and the audit and non-audit fees paid to Deloitte were compatible with maintaining that firm’s independence. On the basis of these reviews, the Audit Committee determined that Deloitte has the requisite independence.

Management completed the documentation, testing, and evaluation of Anika’s system of internal control over financial reporting as of December 31, 2022 as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee received periodic updates from management and Deloitte at Audit Committee meetings throughout the year and provided oversight of the process. Prior to the filing of Anika’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or the Form 10-K, with the SEC, the Audit Committee also reviewed management’s report on the effectiveness of Anika’s internal control over financial reporting contained in the Form 10-K, as well as the Report of Independent Registered Public Accounting Firm provided by Deloitte and also included in the Form 10-K. Deloitte’s reports included in the Form 10-K related to its audit of Anika’s consolidated financial statements and the effectiveness of Anika’s internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and Deloitte and the Audit Committee’s review of the information provided by, and the representations of, management and Deloitte, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the year ended December 31, 2022 be included in the Annual Report. The Audit Committee selected Deloitte as Anika’s independent auditor for the fiscal year ending December 31, 2023 and recommended that the selection be submitted for ratification by the stockholders of Anika.

This report is submitted by the following independent directors who comprise the Audit Committee:

Sheryl L. Conley                 Stephen O. Richard, Chair                 Susan L. N. Vogt

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Proposal 2: Ratification of Appointment of Independent Auditor for 2023

Appointment of Independent Auditor by Audit Committee

The Audit Committee annually evaluates the performance of our independent auditor, including the senior audit engagement team, and determines whether to reengage the current independent auditor or consider other audit firms. The Audit Committee’s initial appointment of Deloitte & Touche LLP, or Deloitte, as independent auditor of our consolidated financial statements for 2017, was ratified by a vote of stockholders at our 2017 Annual Meeting of Stockholders. The Audit Committee again appointed Deloitte as our independent auditor for each of 2018, 2019, 2020, 2021, and 2022, which appointments were ratified by votes of our stockholders at our 2018, 2019, 2020, 2021, and 2022 Annual Meetings of Stockholders.

This year the Audit Committee has approved the retention of Deloitte as our independent auditor to report on our consolidated financial statements and the effectiveness of our internal control over financial reporting for the year ending December 31, 2023. Factors considered by the Audit Committee in deciding whether to retain Deloitte included:

•	Deloitte’s global capabilities;

•	Deloitte’s technical expertise and knowledge of our global operations and industry;

•	The quality and candor of Deloitte’s communications with the Audit Committee and management;

•	The quality and efficiency of the services provided by Deloitte, including input from management on Deloitte’s performance;

•	Deloitte’s objectivity and professional skepticism;

•	External data on audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms;

•	Deloitte’s use of technology to aid in audit efficiency;

•	Deloitte’s independence, how effectively Deloitte demonstrated its independent judgment, and the controls and processes in place that help ensure Deloitte’s independence; and

•	The appropriateness of Deloitte’s fees.

Proposed Ratification of Independent Auditor

The Audit Committee is responsible for the appointment, retention, termination, compensation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Deloitte to our stockholders for ratification because we value the views of our stockholders.

The Audit Committee considers Deloitte to be well qualified. In the absence of contrary specification, the proxy holders will vote proxies received in response to this solicitation in favor of ratification of the appointment. In the event that stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of Deloitte. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Vote Required

At the Annual Meeting, the ratification of our independent auditor for 2023 requires the affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions will not be treated as votes cast and will have no effect on the vote. To the extent that a beneficial holder is forwarded proxy materials from Caligan, this proposal will not be considered routine and therefore, brokers are not able to issue discretionary votes on this proposal. Broker non-votes, if any, will not count as votes cast and will have no effect on the vote.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2023 ON THE ENCLOSED WHITE PROXY CARD.

Fees Paid to Our Independent Auditor

The following table summarizes the fees that we paid or accrued for audit and other services provided by Deloitte, our independent auditor, for the years ended December 31, 2022 and 2021.

Fee Category	2022	2021

Audit fees	$1,276,642	$1,108,421

Audit-related fees	15,000	20,000

Tax fees	369,600	301,705

All other fees	6,000	5,685

Total fees	$1,667,242	$1,435,811

For purposes of the preceding table:

•

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements for those years. In addition, audit fees include fees for comfort letters, consents, assistance with and review of documents filed with the SEC, Section 404 attest services, other attest services that generally only the principal independent auditor can provide, work done by tax professionals in connection with the audit or quarterly review, and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation research work necessary to comply with the standards of the PCAOB.

•

Audit-related fees consist of the aggregate fees billed by Deloitte in each of the last two fiscal years for assurance and related services reasonably related to the performance of the audit or review.

•	Tax fees consist of fees for tax compliance, tax advice, and tax planning services for those years.

•	All other fees consist of the aggregate fees billed by Deloitte in each of the last two fiscal years for products and services other than the services reported herein.

In considering the nature of the services provided by a principal independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. In accordance with its charter, the Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has pre-approved specific categories of services and associated fee budgets. All services outside of the specified categories and all amounts exceeding the approved fee budgets are approved by the Chair of the Audit Committee, who has been delegated the authority to review and approve audit and non-audit related services during the year. A listing of the audit and non-audit services and associated fees approved by the Chair outside the scope of the services and fees initially approved by the full Audit Committee is reported to the full Audit Committee no later than its next meeting. The Audit Committee also regularly receives updates from Deloitte and management about the services actually performed and the associated fees and expenses actually incurred.

In addition, the Audit Committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services, and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable. Since May 2003, each new engagement of a principal independent auditor has been approved in advance by the Audit Committee.

Proposal 3: Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for the year ended December 31, 2022, which is described in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, we asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of the Board of Directors, our stockholders indicated by advisory vote their preference to hold a “say-on-pay” vote annually. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board elected to hold a stockholder “say-on-pay” vote annually.

As described in the section titled “Compensation Discussion and Analysis” of this Proxy Statement, our executive compensation program is designed to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of our company and stockholders. Stockholders are urged to read the section titled “Compensation Discussion and Analysis,” which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our objectives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Accordingly, the following resolution is submitted for a stockholder vote at the Annual Meeting:

“RESOLVED:	That the stockholders of Anika Therapeutics, Inc. approve, on an advisory basis, the compensation paid to the named executive officers of Anika Therapeutics, Inc. as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in the Proxy Statement for the 2023 Annual Meeting of Stockholders.”

This vote is advisory and will not be binding upon us, the Compensation Committee or the Board. However, the Board and its Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

At the Annual Meeting, approval of our 2022 executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock that are voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. While this vote is required by law, it will not be binding on us, the Compensation Committee, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN 2022 BY VOTING “FOR” THIS RESOLUTION ON THE ENCLOSED WHITE PROXY CARD.

Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Section 14A(a)(2) of the Exchange Act enables our stockholders to indicate how frequently they believe we should seek an advisory “say-on-pay” vote, similar to Proposal 3, regarding our executive compensation. Under Section 14A(a)(2) of the Exchange Act, generally, each public company must submit this proposal to its stockholders not less than every six years, and this proposal was last submitted to our stockholders at our 2017 Annual Meeting of Stockholders.

Stockholders may choose to recommend that future “say-on-pay” proposals be held (i) every year (“ONE YEAR” on the proxy card), (ii) every two years (“TWO YEARS” on the proxy card) or (iii) every three years (“THREE YEARS” on the proxy card). In addition, stockholders may choose to abstain from voting on this Proposal 4.

After careful consideration, the Board recommends that an advisory vote on executive compensation should be held every year. Annual votes will provide the Board and the Compensation Committee with clearer feedback regarding the compensation of our executives. The primary focus of the disclosure of the compensation of our executives required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the Board and Compensation Committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the Board and Compensation Committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for the Company at this time. This vote is advisory, and therefore not binding on the Board or Compensation Committee. However, the Board and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on executive compensation.

Vote Required

At the Annual Meeting, approval of every year (“ONE YEAR” on the proxy card) as the frequency for future non-binding, advisory votes regarding executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and voting on the matter. Abstentions and broker non-votes will not be treated as votes cast and will have no impact on the proposal. While this vote is required by law, it will not be binding on us, the Compensation Committee, or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of holding future advisory votes on executive compensation.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR EVERY YEAR (“ONE YEAR” ON THE ENCLOSED WHITE PROXY CARD) AS THE FREQUENCY FOR FUTURE NON-BINDING, ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION.

Participation in the Virtual Annual Meeting

The Board of Directors considers the appropriate format of our annual meeting of stockholders on an annual basis. This year, the Board again chose a virtual meeting format for the Annual Meeting The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet connected devices, including smart phones and tablets, and laptop or desktop computers. The virtual format allows stockholders to submit questions during the meeting.

The live audio webcast of the Annual Meeting will not be available for listening by the general public. Participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders need to register in advance by visiting www.cesonlineservices.com/anik23_vm. If you wish to vote by ballot during the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, a “legal proxy” in order for you to be able to pre-register participate in, and vote at, the Annual Meeting.

Stockholders who have pre-registered can vote their shares and submit questions via the internet during the Annual Meeting by accessing the annual meeting website at www.cesonlineservices.com/anik23_vm. Questions relating to agenda items may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Online check-in to the Annual Meeting webcast will begin at                , Eastern time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email sent the evening before the meeting.

We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, stockholders will be able to communicate with us during the Annual Meeting so they can ask questions.

Questions and Answers about the Annual Meeting

Q:	When and where will the Annual Meeting be held?

A:

This year the Annual Meeting of Stockholders of Anika Therapeutics, Inc., which we refer to throughout this Proxy Statement as the Annual Meeting, will be held exclusively by webcast at www.cesonlineservices.com/anik23_vm on        ,            , 2023, beginning at        , Eastern time. We encourage you to access the Annual Meeting webcast prior to the start time.

Q:	Who may join the Annual Meeting?

A:

The live audio webcast of the Annual Meeting will not be available for listening by the general public. Voting during the Annual Meeting will be limited to registered stockholders and beneficial stockholders who submit a “legal proxy” from their bank, broker or other nominee. Both registered stockholders and beneficial stockholders will be able to submit questions during the meeting. To ensure they can participate, stockholders and proxyholders will need to register in advance by visiting www.cesonlineservices.com/anik23_vm, and following the instructions to pre-register, prior to the deadline             , 2023 at              a.m. Eastern time.

Online check-in to the Annual Meeting webcast will begin at                , Eastern time. We encourage you to allow ample time to log in to the meeting webcast and test your computer audio system.

Q:	What materials have been prepared for stockholders in connection with the Annual Meeting?

A:	We are furnishing stockholders of record with access to, or copies of, the following proxy materials:

•	Our 2022 Annual Report to Stockholders, which includes our audited consolidated financial statements;

•	This Proxy Statement for the 2023 Annual Meeting, which also includes a Notice of Annual Meeting of Stockholders; and

•	Printed copies of the 2022 Annual Report and this Proxy Statement by mail and a proxy card for the Annual Meeting.

These materials were first made available on the internet or mailed to stockholders on or about            , 2023.

Q:	What is a proxy?

A:

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board of Directors asks that you review this Proxy Statement carefully and then vote by following the instructions set forth on the enclosed WHITE proxy card. In voting on the WHITE proxy card prior to the Annual Meeting, you will deliver your proxy to Cheryl R. Blanchard, Ph.D., David B. Colleran, and Michael L. Levitz, which means you will authorize each of Dr. Blanchard and Messrs. Colleran and Levitz to vote your shares at the Annual Meeting in the way you instruct. All shares represented by validly executed proxies will be voted in accordance with the stockholder’s specific instructions or, if no instructions are provided on any particular proposal, the shares represented by such proxy will be voted in accordance with the recommendation(s) of the Board of Directors. Please see the section captioned “Executive Officers” for the titles and roles of Dr. Blanchard and Messrs. Colleran and Levitz with our company.

YOUR VOTE IS VERY IMPORTANT. We recommend that you return your WHITE proxy card or cast your vote pursuant to the instructions for Internet or telephone voting set forth on the WHITE proxy card even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Q:	What matters will the stockholders vote on at the Annual Meeting?

A:	• Proposal 1. Election of two Class III Director nominees;

•	Proposal 2. Ratification of the appointment of our independent auditor for 2023;

•	Proposal 3. Approval, as an advisory vote, of 2022 executive compensation as disclosed in this Proxy Statement; and

•	Proposal 4. Approval, as an advisory vote, on the frequency of future advisory votes on executive compensation.

Q:	Who can vote at the Annual Meeting?

A:

Stockholders of record of common stock at the close of business on            , 2023, the record date, will be entitled to vote at the Annual Meeting. A total of                shares of common stock were outstanding as of the record date. Each share outstanding on the record date will be entitled to one vote on each proposal.

Q:	What is a stockholder of record?

A:	A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Co.

Q:	What does it mean for a broker or other nominee to hold shares in “street name”?

A:	If you beneficially own shares held in an account with a broker, bank, or similar organization, that organization is the stockholder of record and is considered to hold those shares in “street name.”

An organization that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the organization with specific voting instructions with respect to a proposal, under the rules of the NASDAQ Stock Market, Inc., or NASDAQ, the organization’s authority to vote your shares will depend upon whether the proposal is considered a “routine” or non-routine matter.

•

The organization generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the organization. The only routine matter expected to be voted on at the Annual Meeting is the ratification of the appointment of our independent auditor for 2023 (Proposal 2). To the extent that a beneficial holder is forwarded proxy materials from Caligan, Proposal 2 will not be considered routine and therefore, brokers are not able to issue discretionary votes on such proposal.

•

The organization generally may not vote on non-routine matters, including Proposals 1, 3 and 4. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

Q:	How do I vote my shares if I do not attend the Annual Meeting?

A:	If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:

•

Via the Internet: You may vote via the internet at by following the instructions on the website listed on the enclosed WHITE proxy card. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote via the internet, you do not need to return a WHITE proxy card by mail.

•

By Telephone: You may also vote by calling the toll-free number listed on the enclosed WHITE proxy card Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a WHITE proxy card by mail.

•

By Mail: You may also vote by marking, signing and dating the enclosed WHITE proxy card and returning it by mail in the postage-paid return envelope provided. Your proxy card must be received before the polls close at the Annual Meeting.

If you hold shares in street name, you may vote by following the voting instructions provided by your bank, broker, or other nominee, which instructions are included on the enclosed WHITE voting instruction form.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help us to save the expense of a second mailing if you vote promptly.

Q:	Can I vote at the Annual Meeting?

A:

Stockholders that pre-register for the Annual Meeting may also vote during the meeting by clicking on the “Stockholder Ballot” link that will be available on the meeting website during the Annual Meeting. Stockholders of record may vote directly by simply accessing the available ballot on the Annual Meeting website.

Beneficial owners of shares are encouraged to vote in advance of the Annual Meeting. If you intend to vote during the Annual Meeting, as a beneficial stockholder you must obtain a legal proxy from your brokerage firm or bank. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail. Follow the instructions provided by your brokerage firm or bank.

Q:	Can I ask questions at the Annual Meeting?

A:

If you are a stockholder of the Company, you may submit questions via the internet during the Annual Meeting by pre-registering prior to the deadline of             , 2023 at          a.m. Eastern time and participating in the webcast at www.cesonlineservices.com/anik23_vm. We will answer any timely submitted questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Anika in the order in which the questions are received as time allows. Questions relating to agenda items may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Q:	Why is the Annual Meeting being conducted as a virtual meeting?

A:

The Board considers the appropriate format of our annual meeting of stockholders on an annual basis. This year, as in 2021 and 2022, the Board chose a virtual meeting format for the Annual Meeting in an effort to facilitate stockholder attendance and participation. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet-connected devices, including smart phones and tablets, and laptop or desktop computers.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may later change or revoke your proxy at any time before it is exercised by:

•	Written notification to the Corporate Secretary of the Company at Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730;

•	Voting via the internet or telephone at a later time;

•	Submitting a validly executed proxy card with a later date; or

•	Voting electronically via ballot during the Annual Meeting.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker, or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

If you have any questions about these proxy materials or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

In addition, you may receive proxy solicitation materials, including an opposition proxy statement and proxy card, from Caligan. Our Board recommends that you do not sign or otherwise vote using any proxy card sent to you by Caligan. To vote in accordance with the recommendation of our Board, stockholders must use the WHITE proxy card or attend the annual meeting and vote in person. Please note that it will NOT help elect the Board’s nominees if you sign and return a proxy card sent by Caligan, even if you withhold (or abstain from voting) on Caligan’s director nominees. Doing so will revoke any previous vote you may have cast on our WHITE proxy card. The only way to support the Board’s nominees is to vote “FOR” the Board’s nominees using our WHITE proxy card and to disregard, and not return, any other color proxy card you receive. If you have previously voted using the proxy card sent to you by Caligan, you have the right to change your vote by revoking your proxy as set forth above. Only the latest dated proxy you submit will be counted.

Q:	What happens if Caligan withdraws or abandons its solicitation or fails to comply with the universal proxy rules?

A:

Stockholders are encouraged to submit their votes on the enclosed WHITE proxy card. If Caligan withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority on Caligan’s BLUE proxy card, stockholders can still revoke their previously granted proxy and vote for the Board’s nominees and in accordance with the Board’s recommendations on the other matters to be voted on at the Annual Meeting by submitting a later-dated proxy electronically via the Internet or by telephone by following the instructions on the enclosed WHITE proxy card, or by signing, marking, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided.

If a stockholder has not revoked any previously granted proxy authority granted on Caligan’s proxy card or has cast in favor of Caligan’s nominees, then such votes cast in favor of Caligan’s nominees will be disregarded and not be counted.

Q:	What happens if I do not give specific voting instructions?

A:

If you are a stockholder of record and you return a WHITE proxy card without giving specific voting instructions for any particular proposal(s), the proxy holders will vote your shares in the manner recommended by the Board on all such proposals and as the proxy holder may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you vote for fewer than two (2) nominees on your WHITE proxy card, your shares will be voted only “FOR” the nominee you have marked. If you vote “FOR” more than two (2) nominees on your WHITE proxy card, your votes will be invalid and will not be counted.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank, or other organization that is the stockholder of record of your shares, the organization generally may not vote on some proposals. Instead, the organization will inform the inspector of election that it does not have the authority to vote on the specific matter. As a result, beneficial owners of shares held in street name that do not provide specific voting instructions will not have an effect on the outcome of certain proposals. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Q;	What should I do if I receive a proxy card from Caligan?

A:

Caligan has stated its intention to nominate two (2) individuals for election as directors at the Annual Meeting. If Caligan proceeds with its nominations, you may receive proxy solicitation materials from Caligan including an opposition proxy statement and a proxy card. The Board recommends that you disregard and do NOT return any proxy card you receive from Caligan.

Q:	What should I do if, during check-in or the meeting, I have technical difficulties or trouble accessing the virtual meeting website?

A:

Online check-in to the Annual Meeting webcast will begin at                , Eastern time. You should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email sent the evening before the Annual Meeting.

Q:	What if other matters are presented at the Annual Meeting?

A:

If a stockholder of record votes using the WHITE proxy card, the named proxy holders will have the discretion to vote on any matters, other than the proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting.

Other Matters

The Board of Directors does not know of any other matters that will come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying WHITE proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation Expenses

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies in person or by telephone, e-mail, and facsimile. We will reimburse banks, brokerage firms, and other custodians, nominees, trustees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our shares.

We have retained Innisfree M&A Incorporated to aid in soliciting proxies and advise on certain matters relating to the annual meeting for a fee estimated not to exceed $[●] plus reasonable out-of-pocket expenses. Innisfree M&A Incorporated has informed us that approximately [●] of its employees will assist in the solicitation. Proxies may be solicited on our behalf by telephone, facsimile, e-mail, in-person or through other means by our directors, officers and other employees who will receive no additional compensation therefor. Annex A to this Proxy Statement sets forth information relating to our directors, nominees, executive officers and employees who are considered “participants” in our solicitation under the rules of the SEC. As a result of the proxy solicitation by Caligan Partners LP and the matters being considered at the Annual Meeting, Anika will incur additional costs related to the mailing and printing of proxy materials, telephone solicitation, data processing and tabulation costs, and other related expenses of approximately $[●] in the aggregate. Anika will also incur significant additional expenses related to the solicitation (in excess of those normally spent for an annual meeting), which are expected to be approximately $[●] in the aggregate. These additional expenses include the fee payable to our proxy solicitor and the fees of outside counsel and financial and other advisors.

Stockholder Proposals; Director Nominations; Universal Proxy Rules

In order for stockholder proposals for the 2024 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals before            , 2023. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in our proxy statement and form of proxy, and proposals should be directed to: Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. All proposals will need to comply with Rule 14a-8 of the Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than            , 2024.

Our bylaws and Policy and Procedures for Stockholder Nominations to the Board set forth the procedures you must follow in order to nominate a director for election or make a proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, in order for business to be properly brought before the 2023 Annual Meeting by a stockholder, the stockholder must have given us timely notice thereof in proper written form, including all required information, at our corporate headquarters, 32 Wiggins Avenue, Bedford, Massachusetts 01730, directed to the attention of the Secretary, between            , 2024 and            , 2024. The proposal must also comply with the other requirements contained in the bylaws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. We have posted copies of our bylaws and our Policy and Procedures for Stockholder Nominations to the Board of Directors in the investor relations section of our website at https://ir.anika.com/governance-documents.

The chair of the meeting has the power and duty to (a) determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in our bylaws and (b) declare that a proposed nomination shall be disregarded or that proposed business shall not be transacted if such proposed nomination or business was not made or proposed in compliance our bylaws. Additionally, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by us.

Cautionary Note Regarding Forward Looking Statements

This Proxy Statement contains forward-looking statements that involve a number of risks and uncertainties, many of which are outside our control. All statements other than statements of historical facts included in this Proxy Statement are forward-looking statements and may include, among others, statements relating to: our business, business strategy and anticipated operating initiatives and results, including potential ongoing impacts of the COVID-19 pandemic; our corporate governance; our stockholder engagement; our executive compensation plans; our ESG programs and initiatives; our corporate culture; and our human capital management policies, practices and initiatives. Forward-looking statements are based upon the current beliefs and expectations of our management. Our actual results could differ materially from any anticipated future results, performance or achievements described in forward-looking statements as the result of a number of factors, including those described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, which filings are available on our investor relations website at https://ir.anika.com/sec-filings and the SEC’s website at www.sec.gov. Any forward-looking statement made in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made, and we undertake no obligation to publicly update any forward-looking statement other than as required by law.

Householding

SEC rules permit us to deliver a single copy of our 2022 Annual Report to Stockholders and this Proxy Statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the security holders. This delivery method, which is known as “householding,” can reduce our expenses for printing and mailing. Any stockholder of record at a shared address to which a single copy of the documents was delivered may request a separate copy of the 2022 Annual Report to Stockholders and this Proxy Statement by sending us a written request made to Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, Attention: Secretary or by calling (781) 457-9000. Stockholders of record who wish to receive separate copies of these documents in the future may also contact us as stated above. Stockholders of record who share an address and are receiving multiple copies of our annual reports to stockholders and Proxy Statements may contact us as stated above to request delivery of a single copy of such documents. Stockholders who hold their shares in “street name” and who wish to obtain copies of these proxy materials should follow the instructions on their voting instruction forms or contact the holders of record. STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS CONTAINED THEREIN, FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2022, BY WRITING TO OUR SECRETARY AT ANIKA THERAPEUTICS, INC., 32 WIGGINS AVENUE, BEDFORD, MASSACHUSETTS 01730.

ANNEX A

INFORMATION CONCERNING PERSONS THAT ARE DEEMED PARTICIPANTS IN ANIKA

THERAPEUTICS, INC.’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and executive officers of Anika Therapeutics, Inc. who, under SEC rules, are deemed to be “participants” in our solicitation of proxies from our stockholders in connection with the 2023 Annual Meeting of Stockholders.

Directors and Nominees

The following table sets forth the names and business addresses of our current directors and nominees. The principal occupation or employment of each non-employee director or nominee deemed to be a participant is set forth in the section of this Proxy Statement entitled “Information Regarding Directors”.

Name	Business Address
Cheryl R. Blanchard Ph.D.	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
Sheryl L. Conley	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
John B. Henneman, III	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
Glenn R. Larsen, Ph.D.	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
Stephen O. Richard	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
Jeffery S. Thompson	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730
Susan L. N. Vogt	Anika Therapeutics, Inc. 32 Wiggins Avenue Bedford, Massachusetts 01730

Annex A-1

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our company and the business address is Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730.

Name	Position
Cheryl R. Blanchard Ph.D.	President and Chief Executive Officer
Michael L. Levitz	Executive Vice President, Chief Financial Officer and Treasurer
David B. Colleran	Executive Vice President, General Counsel and Secretary

Information Regarding Ownership of Company Securities by Participants

Except as described in this Annex A, or as otherwise indicated in the “Beneficial Ownership of Common Stock” section of this Proxy Statement, none of the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees” beneficially owns any of our securities of record. The number of shares of our common stock held by directors, nominees and the named executive officers as of March 20, 2023, is set forth in the “Beneficial Ownership of Common Stock” section of this Proxy Statement.

Information Regarding Transactions in Our Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of our common stock by the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees”. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
Cheryl R. Blanchard Ph.D.	03/09/2021	43,259	(1)
	03/09/2021	108,398	(2)
	06/15/2021	2,994	(3)
	03/11/2022	90,179	(1)
	03/11/2022	208,821	(2)
	03/11/2022	4,287	(4)
	03/11/2022	3,813	(4)
	03/11/2022	(8,100)	(7)
	05/13/2022	540	(6)
	11/14/2022	178	(6)
	03/09/2023	(4,232)	(5)
	03/09/2023	60,004	(1)
	03/09/2023	130,998	(2)
	03/10/2023	(13,211)	(5)
Sheryl L. Conley	10/28/2021	8,179	(1)
	06/08/2022	7,954	(1)

Annex A-2

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
John B. Henneman, III	05/18/2021	2,000	(4)
	06/16/2021	4,172	(1)
	06/08/2022	7,954	(1)
Glenn R. Larsen, Ph.D.	06/16/2021	4,172	(1)
	06/08/2022	7,954	(1)
Stephen O. Richard	06/16/2021	4,172	(1)
	06/08/2022	7,954	(1)
Jeffery S. Thompson	06/16/2021	4,172	(1)
	03/11/2022	2,000	(4)
	06/08/2022	7,954	(1)
Susan L. N. Vogt	06/16/2021	4,172	(1)
	06/08/2022	7,954	(1)
Michael L. Levitz	03/09/2021	13,315	(1)
	03/09/2021	33,363	(2)
	08/11/2021	2,850	(4)
	08/12/2021	777	(4)
	03/11/2022	26,664	(1)
	03/11/2022	38,979	(2)
	05/13/2022	640	(6)
	03/09/2023	(1,303)	(5)
	03/09/2023	17,624	(1)
	03/09/2023	38,475	(2)
	03/10/2023	(2,609)	(5)
David B. Colleran	03/09/2021	11,047	(1)
	03/09/2021	27,681	(2)
	03/04/2022	(734)	(5)
	03/09/2022	(1,081)	(5)
	03/11/2022	22,988	(1)
	03/11/2022	35,864	(2)
	03/14/2022	1,500	(4)
	05/11/2022	1,500	(4)
	05/13/2022	640	(6)
	03/04/2023	(734)	(5)
	03/09/2023	(1,081)	(5)
	03/09/2023	16,395	(1)
	03/09/2023	35,790	(2)
	03/10/2023	(2,250)	(5)

(1)	Acquired – Restricted Stock Unit Grants
(2)	Acquired – Stock Option Grants
(3)	Acquired – Exercise of Option Grant
(4)	Acquired – Open Market
(5)	Disposed – Shares withheld to satisfy tax withholding obligations in connection with the vesting of Restricted Stock Unit Awards
(6)	Acquired –Purchase pursuant to Employee Stock Purchase Plan
(7)	Disposed – Transfer of shares

Annex A-3

Miscellaneous Information Regarding Participants

Except as described in this Annex A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the company or any of its subsidiaries. Furthermore, except as described in this Annex A or otherwise disclosed in this Proxy Statement, no such person or any of his or her associates is either a party to any transaction or series of similar transactions in the last fiscal year, or any currently proposed transaction or series of similar transactions (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 and (3) in which such person or associate had or will have a direct or indirect material interest.

Except as described in this Annex A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with the company or its affiliates, or (2) any future transactions to which the company or any of its affiliates will or may be a party. Except as described in this Annex A or otherwise disclosed in this Proxy Statement, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or otherwise disclosed in this Proxy Statement, no persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2023 Annual Meeting of Stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interests).

Annex A-4

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

PRELIMINARY PROXY CARD SUBJECT TO COMPLETION

ANIKA THERAPEUTICS, INC.

Annual Meeting of Stockholders [•], 2023, [•] AM Eastern Time

This WHITE proxy card is solicited by the Board of Directors

WHITE PROXY

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Anika Therapeutics, Inc. ("Anika") and hereby appoints Dr. Cheryl R. Blanchard, Mr. David B. Colleran and Mr. Michael L. Levitz and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and to vote all shares of Anika's common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on [•], 2023, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. WHERE NO INSTRUCTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH ANIKA NOMINEE LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "1 YEAR" ON PROPOSAL 4 ON THE REVERSE SIDE. While you may mark instructions with respect to any or all of the nominees, you may mark a vote "FOR" only two nominees in total. If you mark a vote "FOR" in respect to fewer than two nominees, your shares will be voted "FOR" in respect of those nominees you have marked. If you mark a vote "FOR" in respect to more than two nominees, all of your votes on Proposal 1 will be invalid and will not be counted.

YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY

(continued and to be signed and dated on the reverse side)

ANIKA THERAPEUTICS, INC.

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of
Common Stock for the upcoming Annual Meeting of Stockholders.

DUE TO CONTINUING DELAYS IN THE POSTAL SYSTEM, WE ENCOURAGE ALL STOCKHOLDERS TO VOTE ELECTRONICALLY IF POSSIBLE – BY INTERNET OR TELEPHONE – TODAY.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet

Please access **https://www.proxyvotenow.com/anik.** Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Submit your proxy by Telephone

Please call toll-free from the U.S. or Canada at [•] on a touch-tone telephone. If outside the U.S. or Canada, call [•]. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the Proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Submit your proxy by Mail

If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the postage paid envelope provided to: Anika Therapeutics, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

X Please mark vote as in this example

The Board of Directors recommends you vote FOR ONLY the following two Anika nominees:

1. Election of two Class III Directors. While you may mark instructions with respect to any or all of the nominees, you may mark "FOR" in respect of only two nominees in total. You are permitted to vote for fewer than two nominees. If you vote "FOR" in respect of fewer than two nominees, your shares will only be voted "FOR" in respect of those nominees you have marked. If you vote "FOR" in respect of more than two nominees, all of your votes will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, they will be voted "FOR" in respect of all of the Anika nominees.

ANIKA NOMINEES	FOR	WITHHOLD	CALIGAN NOMINEES OPPOSED BY THE COMPANY:	FOR	WITHHOLD
1A. John B. Henneman, III	☐	☐	1C. Gary Peter Fischetti	☐	☐
1B. Susan L. N. Vogt	☐	☐	1D. James T. Hogan	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
2. Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2023.	☐	☐	☐
3. Advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" on the following proposal:

	1 Year	2 Years	3 Years	ABSTAIN
4. Advisory vote on the frequency of future advisory votes on the compensation of the company's named executive officers.	☐	☐	☐	☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DATED: ____________________

____
(Signature)

____
(Signature if held jointly)

____
(Title)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.